Exhibit 10.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

BGS-FP Supplier Forward Contract

By and Between

Dynegy Power Marketing, Inc.,

Central Illinois Light Company d/b/a AmerenCILCO,

Central Illinois Public Service Company d/b/a AmerenCIPS,

and Illinois Power Company d/b/a AmerenIP

Dated September 20, 2006

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		2

1.1	General Provisions	2

1.2	Definitions	3

1.3	Interpretation	19

ARTICLE 2. GENERAL TERMS AND CONDITIONS		20

2.1	Parties’ Obligations	20

	2.1.a Obligations of the BGS-FP Supplier	20

	2.1.b Obligations of the Companies	25

2.2	MISO Services	28

2.3	Communications and Data Exchange	28

2.4	Record Retention	29

2.5	Verification	29

2.6	Existing State Law Obligations	29

ARTICLE 3. REPRESENTATIONS, WARRANTIES AND COVENANTS		29

3.1	BGS-FP Supplier’s Representations, Warranties and Covenants	29

3.2	Companies’ Representations, Warranties and Covenants	31

3.3	Joint Representations, Warranties and Covenants	33

3.4	Survival of Obligations	34

ARTICLE 4. COMMENCEMENT AND TERMINATION OF AGREEMENT		34

4.1	Term and Delivery Period	34

	4.1.a Early Termination	34

	4.1.b Termination of Right to Supply BGS-FP	35

4.2	Mutual Termination	36

4.3	Forward Contract and Master Netting Agreement	36

ARTICLE 5. BREACH AND DEFAULT		37

5.1	Events of Default	37

5.2	Rights Upon Default	39

5.3	Damages Resulting from an Event of Default	40

	5.3.a BGS-FP Supplier’s Failure to Supply BGS-FP Supply or Declaration of Early Termination by one or more of the Companies	40

	5.3.b Damages	41

	5.3.c Failure By one or more of the Companies to Accept BGS-FP Supply Tendered by the BGS-FP Supplier	41

	5.3.d Damages Resulting from Early Termination due to an Event of Default Attributable to one or more of the Companies	42

5.4	Calculation of Settlement Amount and Termination Payment	42

	5.4.a Settlement Amount	42

	5.4.b Net Out of Settlement Amounts	42

	5.4.c Notice of Termination Payment	44

	5.4.d Disputes with Respect to Termination Payment	44

	5.4.e Multiple BGS Supply Agreements	44

	5.4.f Reliance on Netting	45

5.5	Setoff of Payment Obligations of the Non-Defaulting Party	45

5.6	Preservation of Rights of the Non-Defaulting Party	46

5.7	Forward Contract Merchant and Master Netting Agreement Participant	46

5.8	Integrated Transaction	46

ARTICLE 6. CREDITWORTHINESS		46

6.1	Applicability	46

6.2	Creditworthiness Determination	47

6.3	MtM Exposure Amount Methodology	47

6.4	Credit Limit	47

6.5	Guaranty	52

6.6	Posting Margin and Return of Surplus Margin	52

6.7	Grant of Security Interest/Remedies	53

6.8	Security Instruments	55

	6.8.a Provision of Security Instrument	55

	6.8.b BGS-FP Supplier Rights if one or more of the Companies is Rated Below Minimum Rating	56

6.9	Maintenance of Creditworthiness	57

	6.9.a Reporting of Changes	57

	6.9.b Change in Credit Standing	57

6.10	Calling on Security	57

6.11	Interest on Cash Held by Companies	58

6.12	Confidentiality	58

6.13	No Endorsement of BGS-FP Supplier	58

6.14	Multiple BGS Supply Agreements	59

ARTICLE 7. PROCEDURES FOR ENERGY SCHEDULING, CAPACITY RESOURCE SUBMISSION, TRANSMISSION PROCUREMENT AND ARR/FTR ALLOCATION		59

7.1	Generally	59

7.2	Load Obligations	59

7.3	Data Transmission	60

	7.3.a Energy	60

	7.3.b Resource Adequacy	60

	7.3.c Capacity	60

	7.3.d ARRs/FTRs	60

7.4	Energy Scheduling	60

7.5	ARR/FTR Allocation and Nomination	60

ARTICLE 8. THE ENERGY SETTLEMENT/RECONCILIATION PROCESS		61

8.1	Energy Settlement by MISO	61

8.2	Energy Settlement by the Companies	61

ARTICLE 9. BILLING AND PAYMENT		61

9.1	Billing Period	61

9.2	Payment Obligations	62

9.3	Billing Disputes	63

9.4	Billing for BGS-FP Supplier’s Obligations to Other Parties	64

ARTICLE 10. SYSTEM OPERATION		64

10.1	Disconnection and Curtailment by the Companies	64

10.2	Inadvertent Loss of Service to BGS-FP Customers	65

10.3	Good Faith Efforts	65

10.4	MISO Requirements	65

10.5	Compliance with Governmental Directives	66

ARTICLE 11. DISPUTE RESOLUTION		66

11.1	Informal Resolution of Disputes	66

11.2	Recourse to Agencies or Courts of Competent Jurisdiction	66

ARTICLE 12. REGULATORY AUTHORIZATIONS AND JURISDICTION		67

12.1	Compliance with Applicable Legal Authorities	67

12.2	FERC Jurisdictional Matters	67

ARTICLE 13. LIMITATION OF LIABILITY		68

13.1	Limitations on Liability	68

13.2	Risk of Loss and Changes in Market Rules and Conditions	68

ARTICLE 14. INDEMNIFICATION		69

14.1	Indemnification	69

14.2	Survives Agreement	69

ARTICLE 15. MISCELLANEOUS PROVISIONS		70

15.1	Notices	70

15.2	No Prejudice of Rights	70

15.3	Assignment	71

15.4	Governing Law and Venue	72

15.5	Headings	72

15.6	No Presumption of Construction For or Against Any Party	72

15.7	Presumption of LMP Market	72

15.8	Changes in Rules or Tariffs	72

15.9	Entire Agreement	73

15.10	Exhibits	73

15.11	Third Party Beneficiaries	73

15.12	Successors and Assignees	73

15.13	General Miscellaneous Provisions	73

15.14	Taxes	74

v

15.15	Registered Agent	75

15.16	Binding Terms	75

15.17	Amendment	75

15.18	Counterparts	75

APPENDIX A – BGS-FP SUPPLIER		A-1

APPENDIX B – SEASONAL PAYMENT FACTOR		B-1

APPENDIX C – MISO CHARGES FOR WHICH COMPANIES ARE ULTIMATELY RESPONSIBLE		C-1

APPENDIX D – MTM EXPOSURE AMOUNT CALCULATION INFORMATION		D-1

APPENDIX E – LETTER OF CREDIT		E-1

APPENDIX F – GUARANTY		F-1

APPENDIX G – COMPANIES’ RETAIL TARIFFS		G-1

APPENDIX H – RENEWABLE ENERGY PORTFOLIO STANDARDS		H-1

BGS-FP Supplier Forward Contract

THIS BGS-FP SUPPLIER FORWARD CONTRACT (“Agreement”) is made and entered into this 20th day of September 2006, by and between Central Illinois Light Company d/b/a AmerenCILCO, Central Illinois Public Service Company d/b/a AmerenCIPS, and Illinois Power Company d/b/a AmerenIP (each a “Company” and, collectively, the “Companies”), each a corporation and a public utility organized and existing under the laws of the State of Illinois, and Dynegy Power Marketing, Inc. (the “BGS-FP Supplier”), a corporation organized and existing under the laws of the State of Texas. Each Company and the BGS-FP Supplier are hereinafter sometimes referred to collectively as the “Parties”, or individually as a “Party”.

WITNESSETH:

WHEREAS, each of the Companies is a public utility and an electric utility under the Illinois Public Utilities Act and as such has the obligation under state law to procure and to provide power and energy at retail to Customers in accordance with its tariffs;

WHEREAS, to fulfill its obligation, each of the Companies does not generate, but rather purchases Energy, Capacity and other services, and transmits and distributes power and Energy within its service territory located within the State of Illinois;

WHEREAS, in its Order dated January 24, 2006, in Docket No. 05-0160, 05-0161, 05-0162 (the “BGS Order”), the Illinois Commerce Commission (“ICC”) has reviewed the structure and the rules governing the Illinois Auction, and found it appropriate for each of the Companies to base its determination of the market value of electric power and energy on the results of entering the markets for BGS Supply and obtaining Forward Contracts pursuant to a bid process;

WHEREAS, in the BGS Order, the ICC approved for this purpose the “Illinois Auction.”

WHEREAS, the Illinois Auction includes two sections: a Fixed Price Section (which contains products for each of the Companies’ BGS-FP Load and BGS-LFP Load) as well as an Hourly Price Section (which contains a product for each of the Companies’ BGS-LRTP Load);

WHEREAS, between September 5, 2006 and September 8, 2006, the Illinois Auction was held during which each of the Companies solicited bids for BGS-FP Supply for terms of 17, 29 and 41 months that are to be supplied pursuant to separate Forward Contracts with each winning bidder;

WHEREAS, BGS-FP Supply obtained by each of the Companies pursuant to these various Forward Contracts will be resold and distributed to residential, commercial, industrial, governmental and other Customers pursuant to BGS-FP Tariffs at prices based upon the Final Auction Prices and other applicable rates, prices and charges paid by each of the Companies under these Forward Contracts, as more fully described in each of the Companies’ Rider MV - Market Value of Power and Energy (“Rider MV”);

WHEREAS, the BGS-FP Supplier was one of the winning bidders in the Illinois Auction for the provision of BGS-FP Supply; and

WHEREAS, each of the Companies and the BGS-FP Supplier desire to enter into this Agreement setting forth their respective obligations concerning the provision of BGS-FP Supply.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby covenant, promise and agree as follows:

ARTICLE 1. DEFINITIONS

1.1 General Provisions

Any capitalized or abbreviated term not elsewhere defined in this Agreement shall have the definition set forth in this Article 1. To the extent this Article 1 defines a term with reference to a document other than this Agreement: (i) if the definition of such term in that document changes, the definition of that term as it is used in this Agreement also shall change, and (ii) if that document no longer uses such term, the term as used in this Agreement shall be defined in accordance with common industry practice, unless otherwise specified herein.

A reference to any law, regulation, rule or tariff refers to such law, regulation, rule or tariff as it may be amended, modified, replaced or superseded from time to time.

1.2 Definitions

Affected Company or Companies means, in the event of an Early Termination in accordance with Section 4.1.a, the Company or Companies which is or are subject to an Early Termination at the election of the BGS-FP Supplier or which has or have elected to demand Early Termination.

Alternative Retail Electric Supplier or “ARES” has the meaning ascribed to the term “Alternative Retail Electric Supplier” as set forth in Section 16-102 of the Illinois Public Utilities Act (220 ILCS 5/16-102).

AmerenCILCO means Central Illinois Light Company d/b/a AmerenCILCO.

AmerenCIPS means Central Illinois Public Service Company d/b/a AmerenCIPS.

AmerenIP means Illinois Power Company d/b/a AmerenIP.

Ancillary Services has the meaning ascribed to such term in the MISO Tariff but does not include Energy Losses or Energy Imbalance Service (to the extent the term “Ancillary Services” in the MISO Tariff includes Energy Losses or Energy Imbalance Service).

Ancillary Services Costs has the meaning set forth in Section 2.1.a(iv).

Applicable Legal Authorities means those federal and Illinois statutes and administrative rules, orders and regulations that govern the electric utility industry in Illinois.

Asset Owner has the meaning ascribed to such term in the MISO Business Practices Manual for Energy Markets.

Auction Date means the last day of the Illinois Auction.

Auction Revenue Rights or “ARRs” has the same meaning ascribed to such term in the MISO Tariff.

Available Broker Quotes has the meaning set forth in Appendix D.

Balancing Authority has the meaning ascribed to such term in the MISO Agreements.

Bankruptcy Code means those laws of the United States of America related to bankruptcy, codified and enacted as Title 11 of the United States Code, entitled “Bankruptcy” and found at 11 U.S.C. § 101 et seq., as such laws may be amended, modified, replaced or superseded from time to time.

Basic Generation Service - Fixed Pricing or “BGS-FP” means electric generation service that is provided by a Company at retail to BGS-FP Customers pursuant to the Applicable Legal Authorities.

Basic Generation Service - Large Customer Fixed Pricing or “BGS-LFP” means electric generation service that is provided by a Company at retail to BGS-LFP Customers pursuant to the Applicable Legal Authorities.

Basic Generation Service – Large Service Real-Time Pricing or “BGS-LRTP” means electric generation service that is provided by a Company at retail to BGS-LRTP Customers pursuant to the Applicable Legal Authorities, at prices that include an energy charge component that varies on an hourly basis in accordance with changes in the MISO real-time LMP for Energy.

Basic Generation Service Supply or “BGS Supply” means BGS-FP Supply, BGS-LFP Supply or BGS-LRTP Supply.

BGS-FP Customer has the meaning set forth in Appendix G.

BGS-FP Load means the full Energy and Capacity (but not Ancillary Services) requirement of BGS-FP Customers, including Energy Losses assigned by each of the Companies, as measured and reported by each of the Companies to the MISO.

The total BGS-FP Load shall be equal to the cumulative total of each of the Companies’ aggregate Energy and Capacity requirements (including, without limitation, unaccounted-for Energy assigned to the BGS-FP Load) as determined by the MISO less the requirements of Wholesale Customers less the BGS-LFP Load less the BGS-LRTP Load less any load served under one or more interruptible service tariffs offered by one or more of the Companies less the Retail Electric Supplier requirements.

BGS-FP Peak Load Share means the portion of load attributable to BGS-FP Customers of the cumulative total of the MISO-determined aggregate peak load of each of the Companies.

The BGS-FP Peak Load Share is a single value measured, in MW, by taking the sum of each of the Companies’ peak load less the aggregate total of the peak load of Wholesale Customers less the aggregate total of the peak load of BGS-LFP Customers of each of the Companies less the aggregate total of the peak load of BGS-LRTP Customers of each of the Companies less the aggregate total of the peak load of Customers served under one or more interruptible service tariffs offered by one or more of the Companies less the peak load of customers of Retail Electric Suppliers.

BGS-FP Supplier means an entity that has been selected through the Illinois Auction and has accepted the obligations and associated rights to provide BGS-FP Supply to each of the Companies in accordance with the Applicable Legal Authorities and has entered into this Agreement with each of the Companies as a Party.

BGS-FP Supplier Forward Contract means an agreement between one or more of the Companies and a BGS-FP Supplier for the provision of BGS-FP Supply.

BGS-FP Supplier Responsibility Share means the fixed percentage share of the BGS-FP Load for which the BGS-FP Supplier is responsible, as set forth in Appendix A. The stated percentage share was determined by multiplying the number of Tranches won by the BGS-FP Supplier in the Illinois Auction by the Tranche size percentage share.

BGS-FP Supply means Energy and Capacity (including all Energy Losses, Energy Imbalance Service, and congestion costs associated with the provision of such services), as measured and reported by each of the Companies to the MISO, and such other services or products that the BGS-FP Supplier may be required by the MISO or other governmental body having jurisdiction to provide in order to meet the BGS-FP Supplier Responsibility Share under this Agreement, excluding Network Integration Transmission Service.

BGS-FP Supply Charge means the amount payable by each of the Companies to the BGS-FP Supplier each Billing Period, equal to the Final Auction Price multiplied by the applicable Seasonal Payment Factor multiplied by the PPEA for such Billing Period.

BGS-LFP Customer has the meaning set forth in Appendix G.

BGS-LFP Load means the full Energy and Capacity (but not Ancillary Services) requirement of BGS-LFP Customers, including Energy Losses assigned by each of the Companies, as measured and reported by each of the Companies to the MISO.

BGS-LFP Supplier means an entity that has been selected through the Illinois Auction and has accepted the obligations and associated rights to provide BGS-LFP Supply to each of the Companies in accordance with the Applicable Legal Authorities and has entered into an agreement with each of the Companies to provide BGS-LFP Supply.

BGS-LFP Supplier Responsibility Share means for each BGS-LFP Supplier, the fixed percentage share of the BGS-LFP Load for which such BGS-LFP Supplier is responsible.

BGS-LFP Supply means Energy and Capacity (including all Energy Losses, Energy Imbalance Service, and congestion costs associated with the provision of such services), as measured and reported by each of the Companies to the MISO, and such other services or products that BGS-LFP Suppliers may be required by the MISO or other governmental body having jurisdiction to provide in order to meet BGS-LFP Supplier Responsibility Shares, excluding Network Integration Transmission Service.

BGS-LRTP Customer has the meaning set forth in Appendix G.

BGS-LRTP Load means the full Energy and Capacity (but not Ancillary Services) requirement of BGS-LRTP Customers, including Energy Losses assigned by each of the Companies, as measured and reported by each of the Companies to the MISO, less, for purposes of determining BGS-LRTP Supply, QF Generation.

BGS-LRTP Supplier means an entity that has been selected through the Illinois Auction and has accepted the obligations and associated rights to provide BGS-LRTP Supply to each of the Companies in accordance with the Applicable Legal Authorities and has entered into an agreement with each of the Companies to provide BGS-LRTP Supply.

BGS-LRTP Supplier Forward Contract means an agreement between one or more of the Companies and a BGS-LRTP Supplier for the provision of BGS-LRTP Supply.

BGS-LRTP Supplier Responsibility Share means for each BGS-LRTP Supplier, the fixed percentage share of the BGS-LRTP Load for which such BGS-LRTP Supplier is responsible.

BGS-LRTP Supply means Energy and Capacity (including all Energy Losses, Energy Imbalance Service, and congestion costs associated with the provision of such services), as measured and reported by each of the Companies to the MISO, and such other services or products that BGS-LRTP Suppliers may be required by the MISO or other governmental body having jurisdiction to provide in order to meet BGS-LRTP Supplier Responsibility Shares, excluding Network Integration Transmission Service.

BGS Order has the meaning set forth in the recitals above.

Billing Period means each calendar month during the Delivery Period or Term, except as provided in Section 9.1.

Broker means a third party intermediary between traders for physical, futures or over-the-counter deals that is not affiliated with either (i) one of the Companies or (ii) any other Illinois electric utility that is procuring energy and capacity through the Illinois Auction. For purposes of this definition, one or more of the Companies or any other Illinois electric utility will be considered to be affiliated with any other entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, one or more of the Companies or such other Illinois electric utility. For this purpose, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

Business Day has the meaning ascribed to such term in the MISO Tariff. Unless the context suggests otherwise, a Business Day shall begin at 8:00 a.m. CPT and end at 5:00 p.m. CPT.

Capacity has the meaning ascribed to such term in the MISO Tariff; provided, however, that all Capacity provided by the BGS-FP Supplier must satisfy any applicable requirements of NERC and/or SERC such that such Capacity can be used by each of the Companies to satisfy any capacity and/or reserve requirement obligations imposed on it by NERC, SERC, or any Applicable Legal Authority.

Certification has the meaning set forth in Section 2.1.a(xiv)(b).

Charge means any fee, charge or other amount that is billable by one or more of the Companies to the BGS-FP Supplier under this Agreement.

Connected Entity means an entity whose transmission system is directly or indirectly connected with a Company’s transmission system.

Costs means, with respect to the Non-Defaulting Party, brokerage fees, commissions and other similar transaction costs and expenses reasonably incurred by such Party either in terminating any arrangement pursuant to which it has hedged its obligations or entering into new arrangements which replace this Agreement, and all reasonable attorneys’ fees and expenses incurred by the Non-Defaulting Party in connection with the termination of this Agreement.

CPT or “Central Prevailing Time” means Central Standard Time or Central Daylight Time, whichever is in effect in Springfield, Illinois on a given day.

Credit Exposure means the amount required as security from a BGS-LRTP Supplier pursuant to Section 6.3 of the BGS-LRTP Supplier Forward Contract.

Credit Limit means the amount of unsecured credit the Companies will grant the BGS-FP Supplier, calculated in accordance with Section 6.4.

Credit Limit Cap has the meaning set forth in Table A of Section 6.4.

Current Business Day has the meaning set forth in Appendix D.

Customer means a Company customer as defined in such Company’s retail electric tariffs, eligible to receive BGS Supply, in accordance with the Applicable Legal Authorities.

Damages means financial compensation from the Defaulting Party to the Non-Defaulting Party associated with the occurrence of an Event of Default or an Early Termination of this Agreement. Damages shall be calculated and assessed in accordance with Article 5.

Defaulting Party has the meaning set forth in Section 5.1.

Delivery Period has the meaning set forth in Section 4.1.

Delivery Point means the load zone(s) recognized by the MISO as encompassing the BGS-FP Load of a given Company multiplied by the BGS-FP Supplier Responsibility Share and specific to the BGS-FP Supplier, as specified in Appendix A. The BGS-FP Supplier shall deliver BGS-FP Supply to each of three (3) Delivery Points – each tied to the BGS-FP Load of a given Company. The plural Delivery Points shall mean all three (3) Delivery Points.

Delivery Start Date means January 1, 2007, unless this Agreement is filed with FERC accompanied by a request by the BGS-FP Supplier under Section 205 of the Federal Power Act for the Agreement to be accepted and/or approved by FERC, in which case the Delivery Start Date shall be the later of: (i) January 1, 2007, or (ii) the “effective date”, as that term is used by FERC, given to this Agreement by FERC in response to such a filing.

Early Termination has the meaning set forth in Section 4.1.a.

Early Termination Date means the date upon which an Early Termination becomes effective as specified in Section 4.1.a.

Eastern Prevailing Time or “EPT” means Eastern Standard Time or Eastern Daylight Savings Time, whichever is in effect in the Commonwealth of Pennsylvania.

Effective Date means the date of execution of this Agreement, as set forth in the first paragraph above.

Emergency means (i) an abnormal system condition requiring manual or automatic action to maintain system frequency, or to prevent loss of firm load, equipment damage, or tripping of system elements that could adversely affect the reliability of an electric system or the safety of persons or property; or (ii) a fuel shortage requiring departure from normal operating procedures; or (iii) an Emergency, as that term is defined in the MISO Tariff; or (iv) any other condition or situation that a Company or the MISO deems imminently likely to endanger life or property or to affect or impair a Company’s electrical system or the electrical system(s) of a Connected Entity. Such a condition or situation may include, but shall not be limited to, potential overloading of a Company’s transmission and/or distribution circuits, the MISO’s minimum generation (“light load”) conditions, or unusual operating conditions on either a Company’s or a Connected Entity’s electrical system, or conditions such that a Company is unable to accept Energy from the BGS-FP Supplier without jeopardizing such Company’s electrical system or a Connected Entity’s electrical system.

Energy means three-phase, 60-cycle alternating current electric energy, expressed in units of kilowatt-hours or megawatt-hours.

Energy Imbalance Service has the meaning ascribed to such term in Schedule 4 of the MISO Tariff.

Energy Losses means “System Losses”, as such term is defined by the MISO Tariff, as well as distribution system real energy losses.

EST means Eastern Standard Time.

Event of Default has the meaning set forth in Section 5.1.

FERC means the Federal Energy Regulatory Commission or its successor.

Final Auction Price means the price in dollars-per-MWh, set forth in Appendix A, resulting from each of the Companies’ competitive solicitation of the opportunity to supply BGS-FP. The Final Auction Price is the basis for financial settlement of BGS-FP Supply supplied by the BGS-FP Supplier to each of the Companies under this Agreement.

Final Energy Adjustment Amount means the monetary amount due to the BGS-FP Supplier or one or more of the Companies, as the case may be, in order to reconcile any difference between the IPEA for a given Billing Period and the FPEA for such Billing Period. A Final Energy Adjustment Amount indicating a monetary amount due to the BGS-FP Supplier shall be represented as a positive number and a Final Energy Adjustment Amount indicating a monetary amount due to one or more of the Companies shall be represented as a negative number.

Final Period Energy Allocation or “FPEA” means a quantity in kWh which, for any Billing Period, is the corresponding IPEA adjusted for any billing or metering errors found subsequent to the calculation of such IPEA of which the MISO is notified within 50 days.

Financial Gains means, with respect to any Party, an amount equal to the present value of the financial benefit to it, if any (exclusive of Costs), resulting from an Early Termination of this Agreement, determined in a commercially reasonable manner.

Financial Losses means, with respect to any Party, an amount equal to the present value of the financial loss to it, if any (exclusive of Costs), resulting from an Early Termination of this Agreement, determined in a commercially reasonable manner and consistent with the determination of Damages in this Agreement.

Financial Transmission Rights or “FTRs” has the meaning ascribed to such term in the MISO Tariff and shall include any successor or replacement concept or product.

Fitch means Fitch Ratings (a subsidiary of Fimalac, S.A.) or its successor.

Fixed Price Section means a section within the Illinois Auction through which supply to serve the BGS-LFP Load and BGS-FP Load is procured.

Force Majeure means an event or circumstance which prevents one Party from performing its obligations under the Agreement which event or circumstance is not within the reasonable control of, or the result of the negligence of the affected Party and which, by the exercise of due diligence, the Party is unable to mitigate or avoid or cause to be avoided. A BGS-FP Supplier may not raise a claim of Force Majeure with respect to BGS-FP Supply so long as Energy is physically available and can be delivered to the Delivery Point.

Forward Contract has the meaning ascribed to such term in Section 101(25) of the Bankruptcy Code.

Forward Contract Merchant has the meaning ascribed to such term in Section 101(26) of the Bankruptcy Code.

FPA has the meaning set forth in Section 11.2.

Governmental Charges has the meaning set forth in Section 15.14.

Guarantor means any party who has the authority and may agree to guarantee the BGS-FP Supplier’s financial obligations under this Agreement, recognizing that such a party will be obligated to meet the Companies’ creditworthiness requirements for the BGS-FP Supplier.

Guaranty means a payment guaranty, hypothecation agreement, margins or security agreement or any other document (whether in the form attached as Appendix F or other substantially similar form approved by each of the Companies in advance of the Illinois Auction in accordance with the process announced on the Illinois Auction Website).

HE means the hour ending.

Hourly Price Section means a section within the Illinois Auction through which supply to serve the BGS-LRTP Load is procured.

ICC means the Illinois Commerce Commission or its successor.

Illinois Auction has the meaning set forth in the Recitals above.

Illinois Auction Rules means that set of rules approved by the ICC in its Order governing the conduct of the Illinois Auction.

Illinois Auction Website means the following internet address: http://www.illinois-auction.com.

Initial Mark means the On-Peak Forward Market Price or the Off-Peak Forward Market Price, as applicable, for a particular month as of the closing day of the Illinois Auction, as described in Appendix D.

Interest Index means the average Federal Funds Effective Rate for the period of time the funds are on deposit. The Federal Funds Effective Rate is published daily on the Federal Reserve website (http://www.federalreserve.gov/releases/h15/update/).

Intermediate Energy Adjustment Amount means the monetary amount due to the BGS-FP Supplier or one or more of the Companies, as the case may be, in order to reconcile any difference between the PPEA used for the purpose of calculating estimated payments made to the BGS-FP Supplier for a given Billing Period and the IPEA for such Billing Period. An Intermediate Energy Adjustment Amount indicating a monetary amount due to the BGS-FP Supplier shall be represented as a positive number and an Intermediate Energy Adjustment Amount indicating a monetary amount due to one or more of the Companies shall be represented as a negative number.

Intermediate Period Energy Allocation or “IPEA” means a quantity in kWh which, for any Billing Period, is the corresponding PPEA adjusted for any billing or metering errors found subsequent to the calculation of such PPEA of which the MISO is notified within 55 days.

Kilowatt or “kW” means a unit of measurement of useful power equivalent to 1000 watts.

Kilowatt-hour or “kWh” means one kilowatt of electric power used over a period of one hour.

Letter of Credit has the meaning set forth in Section 6.8.a(ii). The Letter of Credit must be in the form attached as Appendix E or in a substantially similar form approved by each of the Companies in advance of the Illinois Auction in accordance with the process announced on the Illinois Auction Website.

LMP Market means an Energy market operated by the MISO in which Energy is bought and sold at prices that vary with the points of delivery.

Load Serving Entity or “LSE” has the meaning ascribed to such term in the MISO Tariff.

Locational Marginal Price or “LMP” means the price calculated and published by the MISO for a given point of delivery or collection of points of delivery.

Margin means the amount by which the Total Exposure Amount exceeds the BGS-FP Supplier’s Credit Limit.

Margin Call has the meaning set forth in Section 6.6(i).

Mark means the current On-Peak Forward Market Price or Off-Peak Forward Market Price, as applicable, for a particular month, as described in Appendix D.

Market Participant has the meaning ascribed to such term in the MISO Tariff.

Master Netting Agreement has the meaning ascribed to such term in Section 101(38A) of the Bankruptcy Code.

Master Netting Agreement Participant has the meaning ascribed to such term in Section 101(38B) of the Bankruptcy Code.

Megawatt or MW means one thousand kilowatts.

Megawatt-hour or MWh means one megawatt of electric power used over a period of one hour.

Merger Event means when a Party consolidates or amalgamates with, or merges into or with, or transfers all or substantially all of its assets to another entity and either (i) the resulting entity fails to assume all of the obligations of such Party hereunder or (ii) the benefits of any credit support provided pursuant to Article 6 fail to extend to the performance by such resulting, surviving or transferee entity of the Party’s obligations hereunder, and the resulting entity fails to meet the creditworthiness standards of this Agreement.

Meter Data and Management Agent has the meaning ascribed to such term in the MISO Tariff.

Meter Reading means the process whereby a Company takes notice of the information presented on a Customer’s meter. A Meter Reading may be obtained manually, through telemetry, or by estimation, in accordance with such Company’s established procedures and practices.

Minimum Rating has the meaning set forth in Section 6.4(i)(a).

MISO means the Midwest Independent Transmission System Operator, Inc. or its successor(s).

MISO Agreements means the MISO Tariff, any associated protocols, manuals, or procedures, and any other documents produced or maintained by the MISO.

MISO Cinergy Hub means that financial trading hub referred to by the MISO as the “Cinergy Hub”.

MISO Illinois Hub means that financial trading hub referred to by the MISO as the “Central Illinois Hub,” commonly referred to as the “Illinois Hub.”

MISO Invoice Reimbursement Amounts means those charges invoiced by the MISO to one or more of the Companies on a Transmission Service settlement invoice related to the delivery of BGS-FP Supply to the Delivery Points with the exception of those charges specifically identified as related to the MISO Tariff schedules identified in Appendix C hereto.

MISO Tariff means the Open Access Transmission Tariff and Energy Markets Tariff for the MISO, on file with FERC, which sets forth the rates, terms and conditions of transmission service over the MISO Transmission System.

MISO Transmission System has the meaning ascribed by the MISO Tariff to the term “Transmission System.”

Moody’s means Moody’s Investors Service, Inc. or its successor.

MtM means the financial exposure to each of the Companies due to fluctuations in market prices for Energy as described in Appendix D.

MtM Exposure Amount means an amount calculated each Business Day for the BGS-FP Supplier reflecting the financial exposure to each of the Companies due to fluctuations in market prices for Energy as set forth in Appendix D, minus amounts due pursuant to this Agreement to the BGS-FP Supplier for the delivery of BGS-FP Supply. If the sum of the MtM Exposure Amounts for all agreements for BGS-FP Supply executed in 2006 between any of the Companies and the BGS-FP Supplier results in a negative number, the MtM Exposure Amount shall be zero.

Mutual Termination Agreement has the meaning set forth in Section 4.2.

Natural Termination Date means May 31 of the year indicated below:

☐ 2008.

NERC means the North American Electric Reliability Council or its successor.

Network Integration Transmission Service or “NITS” has the meaning ascribed to such term in the MISO Tariff. In the event the MISO Tariff is modified such that “Network Integration Transmission Service” is no longer offered, Network Integration Transmission Service shall mean the type of transmission service offered under the MISO Tariff that is accorded the highest level of priority for scheduling and curtailment purposes.

Non-Defaulting Party means (i) if one or more of the Companies is the Defaulting Party, the BGS-FP Supplier; or (ii) if the BGS-FP Supplier is the Defaulting Party, the Company or Companies which suffers or suffer the detriment or burden of such default.

Off-Peak means all hours not qualifying as On-Peak.

Off-Peak Forward Market Price has the meaning set forth in Appendix D.

On-Peak means HE 0800 EPT through HE 2300 EPT, Monday through Friday, excluding Saturday, Sunday and NERC holidays.

On-Peak Forward Market Price has the meaning set forth in Appendix D.

Other BGS Supplier means an entity that is defined as a BGS-FP Supplier, BGS-LFP Supplier or BGS-LRTP Supplier in an agreement with one or more Company other than this Agreement.

Preliminary Period Energy Allocation or “PPEA” means, for each Billing Period, the preliminary calculation of the product of: (i) the BGS-FP Supplier Responsibility Share multiplied by (ii) the Energy requirements portion of the BGS-FP Load for such Billing Period.

Published Index means a legitimate daily (or Business Day) publication, daily (or Business Day) online publication, news service, real-time and after-hour feeds, brokerage services, and trading platforms that surveys and reports price information related to the sale, purchase and/or delivery of electricity.

QF Generation means Capacity or Energy delivered to a Company from a Qualifying Facility as that term is defined in 83 Illinois Administrative Code Part 430 that is not included in MISO’s market model and is not considered as generation by MISO for the purposes of the calculation of the zonal load.

Qualified Institution means a commercial bank or trust company organized under the laws of the United States or a political subdivision thereof, or the U.S. branch of a foreign bank or trust company, with (i) a credit rating of at least (a) “A-” by S&P and “A3” by Moody’s, if such entity is rated by both S&P and Moody’s or (b) “A-” by S&P or “A3” by Moody’s, if such entity is rated by either S&P or Moody’s but not both, and (ii) having a capital and surplus of at least $1,000,000,000.

Renewable Energy Portfolio Standards means those standards requiring that specified levels of electric power and energy sold for the provision of Basic Generation Service shall be produced from renewable resources, as set forth in Appendix H.

Replacement BGS-FP Supplier has the meaning set forth in Section 4.2.

Resource Adequacy Requirements means those resource adequacy requirements (or equivalent requirements) set forth in the MISO Agreements, but does not include operating reserves (which is an Ancillary Service).

Retail Electric Supplier or “RES” means either: (i) an ARES certified by the ICC pursuant to Section 16-115 of the Illinois Public Utilities Act (220 ILCS 5/16-115), meeting all obligations of ARESs under the Public Utilities Act and applicable regulations, and authorized to provide electric power and energy supply services to retail customers in a Company’s Service Territory; or (ii) an Illinois electric utility as defined in Section 16-102 of the Illinois Public Utilities Act (220 ILCS 5/16-102) meeting all obligations provided in Sections 16-115A and 16-116 of the Public Utilities Act (220 ILCS 5/16-115A, 220 ILCS 5/16-116), other than a Company.

Rider MV has the meaning set forth in the recitals above.

S&P means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc., or its successor.

Safe Harbor Provisions of the Bankruptcy Code means Sections 101(25), 101(26), 101(38A), 101(38B), 362(b)(6), 362(b)(27), 546(e), 546(j), 556, 561, 562 and 767 of the Bankruptcy Code together with other sections pertaining or referring to any of them and any future amendments to the Bankruptcy Code which provide protections, rights or remedies to non-bankrupt Forward Contract Merchants or Master Netting Agreement Participants against bankrupt counterparties under Forward Contracts or Master Netting Agreements.

Seasonal Payment Factor means a numerical factor set forth in Appendix B hereto, one amount (the Summer Factor) applicable during the summer months of June through September, and one amount (the Nonsummer Factor) applicable during the non-summer months of October through May, applied to the Final Auction Price in accordance with the provisions of Article 9 and thereby used to shape each of the Companies’ payments to BGS-FP Suppliers.

Security Instrument has the meaning set forth in Section 6.8.a.

SERC means the Southeastern Electric Reliability Council, Inc., or the regional reliability entity to which a Company belongs, or its successor.

Service Territory means the geographic areas of the State of Illinois in which a Company serves Customers.

Settlement Amount means with respect to a Non-Defaulting Party, the net amount of the Financial Losses or Financial Gains, and Costs, expressed in U.S. Dollars, which such Party incurs as a result of Early Termination, as set forth in Section 5.4.a. For the purposes of calculating the Termination Payment, the Settlement Amount shall be considered an amount due to the Non-Defaulting Party under this Agreement if the total of the Financial Losses and Costs exceeds the Financial Gains and shall be considered an amount due to the Defaulting Party under this Agreement if the Financial Gains exceed the total of the Financial Losses and Costs.

Statement means a report prepared following each Billing Period by each of the Companies for the BGS-FP Supplier indicating the amount due to the BGS-FP Supplier in compensation for BGS-FP Supply supplied to each of the Companies by the BGS-FP Supplier during such Billing Period, in accordance with the BGS-FP Supplier’s obligations under this Agreement.

Supplier Fee has the meaning set forth in Section 2.1.a(xi).

Supply Day means any calendar day during the Delivery Period during which the BGS-FP Supplier is providing, or is obligated by this Agreement to provide, BGS-FP Supply to one or more of the Companies.

Surplus Margin has the meaning set forth in Section 6.6(iii).

Tangible Net Worth or “TNW” means the total assets of the BGS-FP Supplier less intangible assets and total liabilities of the BGS-FP Supplier. For the purposes of this definition, intangible assets include benefits such as goodwill, patents, copyrights and trademarks.

Term has the meaning set forth in Section 4.1.

Termination Date means the earlier of the Early Termination Date or the Natural Termination Date.

Termination Payment has the meaning set forth in Section 5.4.b.

Total Exposure Amount means an amount calculated each Business Day for the BGS-FP Supplier reflecting the total credit exposure to each of the Companies, on an aggregate basis, and consisting of the sum of: (i) the MtM Exposure Amount arising under this Agreement and any other agreement for BGS-FP Supply or BGS-LFP Supply between one or more of the Companies and the BGS-FP Supplier; and (ii) the amount designated as the Credit Exposure under any BGS-LRTP Supplier Forward Contract between one or more of the Companies and the BGS-FP Supplier; provided, however, that in the event the Total Exposure Amount calculated for any day is a negative number, the Total Exposure Amount shall be deemed to be zero (0) for such day. Any previously posted collateral will be netted against the Total Exposure Amount when determining collateral requirements.

Tranche means a fixed percentage share of the BGS-FP Load of each of the Companies as determined for the purposes of the Illinois Auction.

Transmission Provider has the meaning ascribed to such term in the MISO Agreements.

Transmission Service has the meaning ascribed to such term in the MISO Tariff.

Wholesale Customer means an entity located within the Service Territory of one or more of the Companies (e.g., a municipality or cooperative) authorized to take electric service for resale to retail customers under a wholesale contract subject to FERC’s jurisdiction.

1.3 Interpretation

In this Agreement, unless a different intention clearly appears:

(i) singular includes the plural and vice versa;

(ii) the reference to any Party includes such Party’s legal and/or permitted successors and assignees, and reference to a Party in a particular capacity excludes such Party in any other capacity or individually;

(iii) the reference to any gender includes the other gender;

(iv) reference to any document other than this Agreement refers to such documents as may be amended, modified, replaced or superseded from time to time, or any successor document(s) thereto;

(v) reference to any Article, Section or Appendix means such Article, Section or Appendix of this Agreement, unless otherwise indicated;

(vi) “hereunder”, “hereof”, “hereto”, and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision;

(vii) “including” (and with correlative meaning “include”), when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(viii) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and through means “through and including”;

(ix) reference to any law or regulation refers to such law or regulation as may be amended, modified, replaced or superseded from time to time, or any successor law(s) or regulation(s) thereto; and

(x) reference to “termination of this Agreement,” “this Agreement is terminated,” “this Agreement may be terminated” and similar phrases used in this Agreement refer to the termination of deliveries under this Agreement and related on-going rights and obligations, and does not imply or mean a termination of rights, remedies, obligations and provisions which by their nature or as provided elsewhere in the Agreement survive termination.

ARTICLE 2. GENERAL TERMS AND CONDITIONS

2.1 Parties’ Obligations

2.1.a Obligations of the BGS-FP Supplier

The BGS-FP Supplier hereby agrees as follows:

(i) The BGS-FP Supplier will deliver to each Delivery Point sufficient quantities of BGS-FP Supply on an instantaneous basis at all times to meet the BGS-FP Supplier Responsibility Share.

(ii) Without limitation, the BGS-FP Supplier shall procure those services provided by the MISO and perform such functions as may be required by the MISO that are necessary for the delivery of BGS-FP Supply required hereunder except to the extent that each Company is the LSE for BGS-FP Load located within its Service Territory and is responsible for procuring Network Integration Transmission Service.

(iii) The BGS-FP Supplier shall be entitled to elect to provide sufficient resources to allow each of the Companies to self-supply one or more Ancillary Services required under the MISO Tariff to provide BGS-FP Supply to the BGS-FP Load for which the MISO Tariff provides the option of self-supply by the transmission service customer, subject to the following conditions:

(a) The BGS-FP Supplier shall assume all responsibility for the coordination of activities required to implement such arrangements;

(b) The BGS-FP Supplier shall assume all financial responsibility for such arrangements;

(c) The provision of such resources must comply with all applicable Transmission Provider tariff requirements related to such self-supply;

(d) The provision of such resources must comply with the requirements of the applicable Balancing Authority;

(e) None of the Companies makes any representation or warranty that the BGS-FP Supplier’s proposed arrangements will be acceptable to either the Transmission Provider or Balancing Authority;

(f) Such election must be made prior to any date that each of the Companies must communicate to the MISO the method by which it will satisfy its Ancillary Services obligation, however, notwithstanding any of the foregoing, all necessary arrangements must be completed prior to the initial date of delivery under this Agreement;

(g) For each Ancillary Service (as represented by a specific MISO Tariff Schedule) for which the BGS-FP Supplier elects to provide resources to allow each of the Companies to self-supply, such election shall encompass 100% of the applicable requirement that the BGS-FP Supplier is responsible for under this Agreement; and

(h) For each Ancillary Service (as represented by a specific MISO Tariff Schedule) for which the BGS-FP Supplier elects to provide resources to allow each of the Companies to self-supply, such election shall remain effective for the entire Term of this Agreement.

(iv) The BGS-FP Supplier shall compensate each of the Companies for: (a) in the event the BGS-FP Supplier elects to have each of the Companies procure any necessary Ancillary Service on its behalf, all costs incurred by each such Company, in conformance with the filed rates contained in the MISO Agreements, to provide BGS-FP Supply to the BGS-FP Load and for which compensation has not been provided under Section 2.1.a(iv)(b) below, and (b) in the event that the BGS-FP Supplier elects to provide resources sufficient to allow each of the Companies to self-supply any or all applicable Ancillary Services under the MISO Tariff, as provided Section 2.1.a (iii), all charges associated with such election and incurred by one or more of the Companies in order to comply with the MISO Agreements’ provisions and associated Balancing Authority requirements related to such self-supply, including without limitation those charges arising as a result of metering and system changes required to implement such election ((a) and (b) collectively, the “Ancillary Services Costs”), and (c) the MISO Invoice Reimbursement Amounts. The BGS-FP Supplier shall be responsible for all charges identified in Section 2.1.a (iv)(b) above, even if the BGS-FP Supplier’s proposed arrangements are subsequently deemed deficient by the MISO or the Balancing Authority and such provision of resources to allow any of the Companies to self-supply Ancillary Services is prohibited.

(v) Except for those charges listed on Appendix C as each of the Companies’ responsibility, the BGS-FP Supplier bears the risk of any changes in MISO products, tariffs, business rules and pricing, or any other changes in market conditions or market rules during the Term, as such changes related to the delivery of BGS-FP Supply to the Delivery Points, except for any changes related to Network Integration Transmission Service.

(vi) Except for the circumstance in which physical impossibility not due to any gross negligence or willful misconduct of the BGS-FP Supplier prevents the delivery of Energy to a Delivery Point: (a) the BGS-FP Supplier’s obligation to deliver Energy to such Delivery Point pursuant to this Agreement shall be absolute and unconditional and shall not be affected by any circumstances of any character, (b) the BGS-FP Supplier has assumed full, complete and sole responsibility, without reservation or condition, for the delivery of Energy to the Delivery Points pursuant to this Agreement, and (c) it is the intention of the Parties that no event or condition (whether foreseen or unforeseen and whether such event or condition might otherwise serve as a defense or relieve the BGS-FP Supplier of its obligations and liabilities hereunder) shall excuse the BGS-FP Supplier’s performance pursuant to this Agreement. In the event in which it is physically impossible to deliver Energy to a Delivery Point, the BGS-FP Supplier shall be excused from performing the obligations under Section 2.1.a(i) only to the extent that the BGS-FP Supplier is unable to perform those obligations due to an event of Force Majeure. A lack of Energy offered in any LMP Market (day-ahead or real-time) does not constitute a physical impossibility, as that term is used in the foregoing sentence.

(vii) The BGS-FP Supplier will reasonably cooperate with each of the Companies in any regulatory compliance efforts that may be required to maintain the ongoing lawfulness and enforceability of the terms of this Agreement and to fulfill any regulatory reporting requirement associated with the provision of BGS-FP Supply, before FERC or any other regulatory body asserting jurisdiction.

(viii) The BGS-FP Supplier will be a Market Participant in good standing with the MISO, responsible for the provision of BGS-FP Supply for the BGS-FP Supplier Responsibility Share. The BGS-FP Supplier shall claim, at an appropriate time through the MISO registration process, the Delivery Points.

(ix) The BGS-FP Supplier will maintain all regulatory approvals and certifications necessary to permit its performance under this Agreement.

(x) The BGS-FP Supplier will pay to one or more of the Companies (a) the Intermediate Energy Adjustment Amount for each Billing Period for which there exists a negative Intermediate Energy Adjustment Amount and (b) the Final Energy Adjustment Amount for each Billing Period for which there exists a negative Final Energy Adjustment Amount.

(xi) The BGS-FP Supplier will pay to each of the Companies collectively a Supplier Fee of $11,500 per Tranche, which amount was announced prior to the Illinois Auction, for each Tranche comprising the BGS-FP Supplier’s BGS-FP Supplier Responsibility Share, in order to reimburse each of the Companies for the total costs of the Illinois Auction and related costs associated with providing BGS-FP administration (the “Supplier Fee”).

(xii) The BGS-FP Supplier will satisfy the Renewable Energy Portfolio Standards set forth in Appendix H.

(xiii) The BGS-FP Supplier shall designate Ameren Services Company as the Meter Data and Management Agent for each Delivery Point as such Delivery Point relates to the supply of BGS-FP Supply by the BGS-FP Supplier.

(xiv) The BGS-FP Supplier shall identify the resource or resources that it will use to provide Capacity to each of the Companies necessary to permit the Companies to satisfy resource adequacy requirements imposed by state or federal law, regulation, tariff or business practice of MISO and/or SERC as follows:

(a) No later than December 1 of each year of the Term, or as otherwise necessary to permit each of the Companies to satisfy the aforementioned resource adequacy requirements, the BGS-FP Supplier shall identify to each of the Companies the resource or resources that it will use the following calendar year to provide Capacity to such Company pursuant to the terms of this Agreement. The BGS-FP Supplier shall notify each of the Companies within twenty-four (24) hours of any change in the resource or resources that it will use (or is using) to provide Capacity to such Company pursuant to the terms of this Agreement; and

(b) If the BGS-FP Supplier believes compliance with Section 2.1.a(xiv)(a) above will result in the release of commercially sensitive information to one or more of the Companies, the BGS-FP Supplier may, as an alternative: (i) provide to such Company or Companies a certification (“Certification”) executed by a duly authorized officer or representative stating that identifying the relevant resources would disclose commercially sensitive information, and (ii) identify directly to MISO and/or SERC the resource or resources that it will use to provide Capacity to such Company or Companies pursuant to the terms of this Agreement; provided, however, that such Company or Companies shall have the right to protest any Certification to the ICC in the event that it believes, in its sole judgment, that state or federal law, regulation, tariff or business practice of MISO and/or SERC dictate that such Company must obtain such information.

(xv) The BGS-FP Supplier will be solely responsible for payment of all charges due to the MISO associated with the BGS-FP Supplier’s standing as a Market Participant and the provision of its share of BGS-FP Supply pursuant to this Agreement (including such charges associated with Energy Losses and Energy Imbalance Service).

(xvi) If the BGS-FP Supplier files this Agreement with FERC accompanied by a request by the BGS-FP Supplier under Section 205 of the Federal Power Act for the Agreement to be accepted and/or approved by FERC: (a) the BGS-FP Supplier shall submit such a filing no later than October 15, 2006, and (b) such filing shall contain a request that FERC permit this Agreement become effective as of January 1, 2007.

(xvii) The BGS-FP Supplier will comply in a timely manner with all obligations imposed upon it by this Agreement.

(xviii) The BGS-FP Supplier will undertake all action reasonably necessary before FERC or any other regulatory body or court asserting jurisdiction to preserve the rates, terms, and conditions of this Agreement as agreed to herein.

(xix) The BGS-FP Supplier will comply with all obligations, rules and regulations, as established and interpreted by the MISO, that are applicable to it in connection with its performance under this Agreement.

2.1.b Obligations of the Companies

Each of the Companies hereby agrees as follows:

(i) The Company will accept delivery of BGS-FP Supply provided by the BGS-FP Supplier pursuant to Section 2.1.a(i) and (v), provided that in no case shall the Company be obligated to accept BGS-FP Supply greater than the BGS-FP Supplier Responsibility Share of the BGS-FP Load.

(ii) The Company will pay to the BGS-FP Supplier: (a) the BGS-FP Supply Charge for each Billing Period, (b) the Intermediate Energy Adjustment Amount for each Billing Period for which there exists a positive Intermediate Energy Adjustment Amount, and (c) the Final Energy Adjustment Amount for each Billing Period for which there exists a positive Final Energy Adjustment Amount.

(iii) The Company will procure from the MISO those Ancillary Services needed to provide BGS-FP Supply to the BGS-FP Load, in such amounts as required by the MISO; provided, however, that the BGS-FP Supplier shall be responsible for the procurement of Energy Losses and Energy Imbalance Service.

(iv) The Company will procure Network Integration Transmission Service sufficient to permit BGS-FP Load to be served from sources within MISO or from receipts at MISO border points. The Company will be a Load Serving Entity with respect to BGS-FP Load and will be responsible for congestion costs from the Delivery Points to the BGS-FP Customers. The Company will be the Asset Owner of each Delivery Point, as registered with the MISO.

(v) The Company will provide to the BGS-FP Supplier

(a) its estimated aggregate load obligation for each Supply Day twenty (20) days prior to the Supply Day, and its final estimated load obligation for each Supply Day five (5) days prior to the Supply Day; and

(b) via posting to a website on the Business Day prior to delivery, a nonbinding, good faith hourly forecast of aggregate loads for all customers taking BGS Supply from each of the Companies, separated into two groups: (i) customers with demands below one (1) megawatt and (2) customers with demand equal to or greater than one (1) megawatt.

The use of such forecasts by the BGS-FP Supplier shall be at its sole discretion and none of the Companies shall be liable for any consequences arising from their use for any purpose by the BGS-FP Supplier.

(vi) The Company will transfer or assign to the BGS-FP Supplier, the Company’s rights to ARRs/FTRs to which the Company is entitled pursuant to the MISO Agreements, provided that such rights are related to the BGS-FP Supplier Responsibility Share of the BGS-FP Supply. All rights and obligations associated with such ARRs and FTRs will accrue to the BGS-FP Supplier through the transfer or assignment from the Company to the BGS-FP Supplier including the ability of the BGS-FP Supplier to request or nominate such FTRs when applicable.

(a) For the period of January 1, 2007 through May 31, 2007, the transfer or assignment of the Company’s rights to ARRs/FTRs shall be accomplished by the Company monetizing the value of such ARRs/FTRs. The net revenues from such settlements shall be allocated to the four load categories: BGS-FP Load, BGS-LFP Load, BGS-LRTP Load and the load of Customers served under one or more interruptible service tariffs offered by one or more of the Companies. The net revenues allocated by the Companies to the BGS-FP Load category will be further allocated to the BGS-FP Supplier in accordance with its BGS-FP Supplier Responsibility Share, after first accounting for any credits or charges related to retail load switching, as provided for in the MISO Tariff. Such net revenues shall be applied to the first supplier invoice following the receipt of sufficient data from MISO to calculate the net effect of retail switching that occurred during this period.

(b) For the FTR allocations effective on and after June 1, 2006 the BGS-FP Supplier shall have the right to request and nominate FTRs or ARRs as is applicable in accordance with the then current MISO Tariff provisions, if: (i) all Agreements for BGS-FP Supply have been executed and are in full force and effect; and (ii) the Delivery Period under each Agreement for BGS-FP Supply is inclusive of the entire MISO Planning Period for which the FTRs are being requested or nominated. Should the conditions above not be met, the entity recognized by the MISO as having the right to make the nominations at that time will nominate such FTRs for the upcoming MISO Planning Period and such FTRs (and associated ARRs) will be allocated to the BGS-FP Supplier based upon the BGS-FP Supplier Responsibility Share.

(vii) The Company will, to the extent applicable and in addition to all other amounts due hereunder, pay the BGS-FP Supplier a percentage share equal to the BGS-FP Supplier Responsibility Share of all amounts received from a RES as damages, penalties or forfeited security due to the failure of such RES to provide adequate notice in conformance with applicable ICC requirements that a customer previously served by the RES is switching to BGS-FP service or forfeited as a result of an event of default by a RES under a Retail Electric Supplier Agreement; provided, however, that the amounts paid to the BGS-FP Supplier shall be net of its pro rata share of any amounts reasonably retained by the Company to offset actual costs or losses of the Company associated with the failure of the RES to provide adequate notice or the occurrence of an event of default; and further provided, that the Company shall have no obligation to seek the recovery of any damages, penalties or forfeited security due from a RES through collection efforts, judicial procedures or otherwise.

(viii) The Company will comply in a timely manner with all obligations under this Agreement imposed upon the Company.

(ix) The Company will maintain all regulatory approvals and certifications necessary to permit its performance under this Agreement.

(x) The Company shall use all reasonable efforts to ensure that Ameren Services Company serves as the Meter Data and Management Agent for each Delivery Point as such Delivery Point relates to the provision of BGS-FP Supply by the BGS-FP Supplier, to the extent the BGS-FP Supplier designates Ameren Services Company as such Meter Data and Management Agent. In the event Ameren Services Company does not serve in such a manner as Meter Data and Management Agent, the Parties will nominate another mutually-agreed upon entity to serve as Meter Data and Management and designate such entity to the MISO.

(xi) The Company shall have full responsibility for metering, billing and distribution services with respect to Customers and the BGS-FP Supplier shall have no responsibility with respect thereto (including responsibility for the payment of distribution charges).

2.2 MISO Services

The BGS-FP Supplier shall make all necessary arrangements for the delivery of BGS-FP Supply to the Delivery Points through the MISO. Each of the Companies will advise the MISO of the magnitude of the BGS-FP Supplier’s actual BGS-FP Supplier Responsibility Share, as required by the MISO, for the purpose of calculating the BGS-FP Supplier’s Capacity obligation, Energy obligation, Resource Adequacy Requirements, or other requirements related to the provision of service under this Agreement by the BGS-FP Supplier arising under the MISO Agreements. The BGS-FP Supplier shall remain responsible to the MISO for the performance of its obligations associated with the provision of BGS-FP Supply to the Delivery Points under this Agreement until this Agreement is terminated pursuant to Article 4.

2.3 Communications and Data Exchange

The BGS-FP Supplier and each of the Companies shall supply to each other all data, materials or other information that is specified in this Agreement, or that may otherwise reasonably be required by the BGS-FP Supplier or by one or more of the Companies in connection with the provision of BGS-FP Supply by the BGS-FP Supplier to one or more of the Companies, if required, in a timely manner.

Electronic information exchange between the BGS-FP Supplier and each of the Companies under this Agreement shall employ a BGS-FP Supplier identification number, assigned by each of the Companies, which shall be consistent with the BGS-FP Supplier’s Dunn & Bradstreet Business number. The BGS-FP Supplier must be equipped with the communications capabilities necessary to comply with the communications and data exchange standards that are set by and as may, from time to time, be modified by the MISO, and must bear the costs of putting in place and successfully testing all required information technology systems of the BGS-FP Supplier that will enable it to send data to and receive data from each of the Companies and the MISO and to satisfy its obligations under this Agreement, the MISO Agreements and all other relevant agreements.

2.4 Record Retention

The Parties shall retain for a period of at least two (2) years following the expiration of the Term, necessary records so as to permit the Parties to confirm the accuracy of any Statement or calculation of payments due hereunder; provided, however, that if a Party has provided notice in accordance with Article 9 that it disputes the accuracy of any Statement or calculation of any payments, the Parties agree that they shall retain all records related to such dispute until the dispute is finally resolved. The Parties further agree to retain any records in accordance with any requirements imposed by the Applicable Legal Authorities.

2.5 Verification

In the event of a good faith dispute regarding any Statement issued or payment due under this Agreement, and provided that a mutually acceptable confidentiality agreement is executed by the Parties, each Party will have the right to verify, at its sole expense, the accuracy of the Statement or the calculation of the payment due by obtaining copies of relevant portions of the books and records of the other Party. The right of verification will survive the termination of this Agreement for a period of two (2) years after expiration of the Term.

2.6 Existing State Law Obligations

Nothing in this Agreement transfers or assigns any obligation to the BGS-FP Supplier that belongs to one or more of the Companies under the Applicable Legal Authorities.

ARTICLE 3. REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 BGS-FP Supplier’s Representations, Warranties and Covenants

The BGS-FP Supplier hereby represents, warrants and covenants to each of the Companies as follows:

(i) The BGS-FP Supplier is a corporation, partnership, limited liability company or other legal entity, as set forth in Appendix A hereto, duly organized, validly existing and in good standing under the laws of the State of Illinois or, if another jurisdiction, is duly registered and authorized to do business and is in good standing in the State of Illinois.

(ii) The BGS-FP Supplier has all requisite power and authority to execute and deliver this Agreement and to carry on the business to be conducted by it under this Agreement and to enter into and perform its obligations hereunder.

(iii) The execution and delivery of this Agreement and the performance of the BGS-FP Supplier’s obligations hereunder have been duly authorized by all necessary action on the part of the BGS-FP Supplier and do not and will not conflict with, or constitute a breach of or default under, any of the terms, conditions, or provisions of the BGS-FP Supplier’s certificate of incorporation or bylaws or any indenture, mortgage, other evidence of indebtedness, or other agreement or instrument or any statute or rule, regulation, order, judgment, or decree of any judicial or administrative body to which the BGS-FP Supplier is a party or by which the BGS-FP Supplier or any of its properties is bound or subject.

(iv) All necessary and appropriate action that is required on the BGS-FP Supplier’s part to execute this Agreement has been completed.

(v) This Agreement is the legal, valid and binding obligation of the BGS-FP Supplier, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law.

(vi) There are no actions at law, suits in equity, proceedings (including investigations, arbitrations and audits) or claims pending or, to the BGS-FP Supplier’s knowledge, threatened against the BGS-FP Supplier before any federal, state, foreign or local court, tribunal or government agency or authority that might materially delay, prevent or hinder the BGS-FP Supplier’s performance of its obligations hereunder.

(vii) The BGS-FP Supplier has made all decisions regarding this Agreement (including regarding the suitability thereof) based upon its own judgment and any advice from such advisors as it has deemed necessary and not in reliance upon any view expressed by any of the Companies. No assurances were given to it by any of the Companies of any financial results to be anticipated by entering into this Agreement; and it has entered into this Agreement with a full understanding of the material terms and risks of the same, and it is capable of assuming those risks.

(viii) At the commencement of the Delivery Period, the BGS-FP Supplier will be a Market Participant in good standing with the MISO and will be in compliance, and will continue to comply throughout the Delivery Period with all obligations, rules, regulations and agreements, as established and interpreted by the MISO, that are applicable to it in connection with the BGS-FP Supplier’s performance of its obligations under this Agreement.

(ix) The BGS-FP Supplier will comply with any and all information and data transfer protocols that may be adopted by one or more of the Companies or that are set by, and from time to time modified by, the ICC; provided, however, that the BGS-FP Supplier shall be entitled to exercise its reserved right to challenge any such protocols in the appropriate forum.

(x) The BGS-FP Supplier will have and maintain, during the Delivery Period, all regulatory approvals and certifications necessary to permit its performance under this Agreement.

(xi) Unless determined by a court of competent jurisdiction to the contrary, the BGS-FP Supplier is, and will continue to be for the Term, a Forward Contract Merchant and a Master Netting Agreement Participant with respect to the Energy supplied under this Agreement to each of the Companies.

(xii) This Agreement is for the purchase and sale of the full electricity requirement (including, without limitation Energy, Resource Adequacy Requirements, Capacity and any charges and services that the MISO or the Applicable Legal Authorities may, at any time, impose on or require for the delivery of BGS-FP Supply, but excluding Network Integration Transmission Service) of the BGS-FP Load that will be delivered in quantities expected to be used or sold over a defined period(s) in the normal course of business. In addition, as provided in Section 2.1.a(iv), the BGS-FP Supplier shall be responsible for compensating each of the Companies for its Ancillary Services Costs and the MISO Invoice Reimbursement Amounts.

3.2 Companies’ Representations, Warranties and Covenants

Each of the Companies hereby represents, warrants and covenants to the BGS-FP Supplier as follows:

(i) The Company is an electric utility corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

(ii) The Company has all requisite power and authority to carry on the business to be conducted by it under this Agreement and to enter into and perform its obligations hereunder.

(iii) The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly authorized by all necessary action on the part of the Company and do not and will not conflict with, constitute a breach of or default under, any of the terms, conditions, or provisions of the Company’s certificate of incorporation or bylaws or any indenture, mortgage, other evidence of indebtedness, or other agreement or instrument or any statute or rule, regulation, order, judgment, or decree of any judicial or administrative body to which the Company is a party or by which the Company or any of its properties is bound or subject.

(iv) All necessary and appropriate action that is required on the Company’s part to execute this Agreement has been completed.

(v) This Agreement is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law.

(vi) There are no actions at law, suits in equity, proceedings (including investigations, arbitrations and audits) or claims pending or, to the Company’s knowledge, threatened against the Company before any federal, state, foreign or local court, tribunal or governmental agency or authority that might materially delay, prevent or hinder the Company’s performance of its obligations under this Agreement.

(vii) The Company is, or will be as of the Delivery Start Date, an LSE in good standing with the MISO and is, or will be as of the Delivery Start Date, in compliance, and will continue to comply with all obligations, rules and regulations, as established and interpreted by the MISO, that are applicable to it in connection with its performance under this Agreement.

(viii) The Company is not relying upon the advice or recommendations of the BGS-FP Supplier in entering into this Agreement and no assurances were given to it by the BGS-FP Supplier of any financial results to be anticipated by entering into this Agreement; and it has entered into this Agreement with a full understanding of the material terms and risks of the same, and it is capable of assuming those risks.

(ix) The Company’s performance under this Agreement is not contingent upon the performance of Customers or the ability of Customers to pay rates.

(x) The Company shall have full responsibility for metering, billing and delivery with respect to Customers and the BGS-FP Supplier shall have no responsibility to provide or pay for such metering, billing and delivery.

(xi) The Company shall be responsible for distribution services and the BGS-FP Supplier shall not be responsible for providing distribution services or paying distribution charges.

(xii) Unless determined by a court of competent jurisdiction to the contrary, the Company is, and will remain for the Term, a Forward Contract Merchant and a Master Netting Agreement Participant with respect to the Energy purchased pursuant to this Agreement.

(xiii) The Company will comply with any and all information and data transfer protocols that may be adopted by the Company or that are set by, and from time to time modified by, the ICC; provided, however, that the Company shall be entitled to exercise its reserved right to challenge any such protocols in the appropriate forum.

(xiv) The Company will have and maintain, during the Delivery Period, all regulatory approvals and certifications necessary to permit its performance under this Agreement.

3.3 Joint Representations, Warranties and Covenants

Each Party hereby represents, warrants and covenants that this Agreement is for the purchase and sale of BGS-FP Supply that will be delivered in quantities expected to be used or sold over a defined period(s) in the normal course of business. It is the intention at the inception and throughout the Term that the fulfillment of the BGS-FP Supplier’s obligation under Section 2.1.a(i) will result in physical delivery of BGS-FP Supply and not financial settlement, and that the quantity of BGS-FP Supply that the BGS-FP Supplier must deliver and that each of the Companies must accept for delivery will be determined by the requirements of the BGS-FP Load, and, as such, this Agreement does not provide for an option by any Party with respect to the quantity of BGS-FP Supply to be delivered or received during performance of the Agreement.

3.4 Survival of Obligations

All representations, warranties and covenants contained in this Article 3 are of a continuing nature and shall be maintained during the Term of this Agreement. If a Party learns that any of the representations, warranties or covenants in this Agreement are no longer true during the term of this Agreement, the Party shall immediately notify the other Party in accordance with Section 15.1 via facsimile, with a hard copy of the notice delivered by overnight mail.

ARTICLE 4. COMMENCEMENT AND TERMINATION OF AGREEMENT

4.1 Term and Delivery Period

This Agreement shall become effective as of the Effective Date and shall continue in effect for a period ending at the end of HE 2400 CPT on the Termination Date (the “Term”) provided, however, that: (i) termination of this Agreement for any reason shall not relieve any of the Companies or the BGS-FP Supplier of any obligation accrued or accruing prior to such termination, (ii) applicable provisions of this Agreement shall continue in effect after termination to the extent necessary to provide for final billings, settlements, payments and adjustments, (iii) termination of this Agreement for an Event of Default shall not deprive the Non-Defaulting Party of its rights and remedies to recover its full damages as provided elsewhere in this Agreement, and (iv) those provisions designated or described in Sections 14.2 and 15.13(iii) shall survive termination.

The provision of BGS-FP Supply shall commence at the beginning of HE 0100 CPT on the Delivery Start Date and shall end at the end of HE 2400 CPT on the Termination Date (the “Delivery Period”).

4.1.a Early Termination

This Agreement may be terminated in whole or in part prior to the Natural Termination Date pursuant to the following:

(i) By mutual agreement of one or more of the Companies and the BGS-FP Supplier, as provided in Section 4.2;

(ii) By one or more of the Companies or the BGS-FP Supplier, as provided in Sections 5.2 and 5.4; or

(iii) By the decision of any Party to terminate any other agreement between the Parties for the provision of BGS Supply, as provided in Section 5.4.e;

provided, however, that if this Agreement is terminated with respect to one or more of the Companies, any reference in the Agreement to “each of the Companies” shall refer to any remaining Company or Companies.

If this Agreement is terminated pursuant to the provisions of clauses (i), (ii) or (iii) above, the effective date of such termination shall be deemed the Early Termination Date. Early Termination gives rise to the Non-Defaulting Party’s rights and remedies under Articles 4 and 5. The Parties further agree that no Party shall have the right to terminate this Agreement based solely on: (a) the BGS-FP Supplier’s ability to sell the Capacity and/or Energy hereunder for a price greater than the price one or more of the Companies is paying the BGS-FP Supplier hereunder; or (b) one or more of the Companies’ ability to purchase the Capacity and/or Energy hereunder at a price less than the price one or more of the Companies is paying the BGS-FP Supplier hereunder.

4.1.b Termination of Right to Supply BGS-FP

The BGS-FP Supplier agrees that, notwithstanding any provision of this Agreement to the contrary, termination of this Agreement for reason of an Event of Default by the BGS-FP Supplier shall terminate any right of the BGS-FP Supplier to provide BGS-FP Supply to each Company to which the BGS-FP Supplier has defaulted and thereafter nullify any of the entitlements to which the BGS-FP Supplier became entitled as a result of being selected as a winning bidder in the Illinois Auction (including, without limitation, the right to register as a Market Participant for the Delivery Points) for such Company or Companies. Provided, however, nothing in this subsection shall be construed to prevent the BGS-FP Supplier from receiving the benefits of this Agreement, to which it is entitled as of the Termination Date, including the right to receive a Termination Payment if one is due to the BGS-FP Supplier upon such termination.

4.2 Mutual Termination

One or more of the Companies and the BGS-FP Supplier may agree at any time during the Term to terminate their respective rights and obligations hereunder on such terms and under such conditions that they mutually deem to be appropriate as set forth in a mutual termination agreement reasonably acceptable in form and substance to such Company or Companies and the BGS-FP Supplier (“Mutual Termination Agreement”); provided, however, that each of the Companies agrees that it shall enter into a Mutual Termination Agreement which will discharge the BGS-FP Supplier with respect to liabilities arising after the effective date of the Mutual Termination Agreement if the following conditions precedent are met: (i) the BGS-FP Supplier identifies a replacement supplier willing to assume all obligations of the BGS-FP Supplier hereunder for the remaining Term (the “Replacement BGS-FP Supplier”); (ii) the Replacement BGS-FP Supplier demonstrates to the satisfaction of each of the Companies its compliance with Article 6, as of the effective date of the Mutual Termination Agreement; (iii) the Replacement BGS-FP Supplier executes a counterpart signature page to this Agreement and thereby becomes a Party under this Agreement, effective immediately following the effective date of the Mutual Termination Agreement; and (iv) the BGS-FP Supplier is not, to the belief or knowledge of any of the Companies, subject to an Event of Default as of the effective date of the Mutual Termination Agreement or, if one or more of the Companies believes that the BGS-FP Supplier may be subject to an Event of Default, either (a) each of the Companies has determined that, as of the effective date of the Mutual Termination Agreement, it has not incurred any Damages as a result of the Event of Default or (b) if one or more of the Companies has determined, as of the effective date of the Mutual Termination Agreement, that it may have incurred Damages as a result of the Event of Default, that the Replacement BGS-FP Supplier has agreed in writing to be responsible for the payment of such Damages or to otherwise cure the Event of Default, in either case to the satisfaction of the Company or Companies which suffers or suffer the detriment or burden of such default.

4.3 Forward Contract and Master Netting Agreement

The Parties acknowledge that this Agreement is a Forward Contract and Master Netting Agreement, the Parties are Forward Contract Merchants and Master Netting Agreement Participants with respect to this Agreement, and, accordingly, the Parties hereto are entitled to the protections of the Safe Harbor Provisions of the Bankruptcy Code. The Parties therefore agree that this Agreement may be terminated and the remedies hereunder exercised by either

Party upon the commencement of a proceeding by the other Party under any chapter of the Bankruptcy Code, and that the automatic stay of Section 362(a) of the Bankruptcy Code shall not apply to such termination or to the exercise of the remedies set forth herein.

ARTICLE 5. BREACH AND DEFAULT

5.1 Events of Default

An “Event of Default” under this Agreement shall occur if a Party (the “Defaulting Party”):

(i) is the subject of a voluntary bankruptcy, insolvency or similar proceeding;

(ii) makes an assignment for the benefit of its creditors;

(iii) applies for, seeks consent to, or acquiesces in the appointment of a receiver, custodian, trustee, liquidator or similar official to manage all or a substantial portion of its assets;

(iv) is dissolved (other than pursuant to a consolidation, amalgamation or merger) or is the subject of a Merger Event;

(v) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets;

(vi) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(vii) in the case of the BGS-FP Supplier, fails to obtain by the commencement of the Delivery Period or loses its authority or ability to make purchases from or sales into the MISO markets, or fails to comply with Section 3.1 (viii) or the MISO holds one or more of the Companies responsible for the provision or payment of Energy, Resource Adequacy Requirements or Capacity to meet the BGS-FP Supplier Responsibility Share under this Agreement;

(viii) fails to comply with the Creditworthiness standards as set forth in Article 6, including, without limitation, failure to post any Margin due under Section 6.6, within the time frames set forth in this Agreement;

(ix) is the subject of an involuntary bankruptcy or similar proceeding and such proceeding is not stayed, withdrawn, or dismissed within fifteen (15) Business Days after the filing of such proceeding;

(x) violates any federal, state or local code, regulation or statute applicable to the supply or receipt of Energy or Capacity in a manner that materially, and adversely, affects the Party’s performance under this Agreement, including by way of failure to continually satisfy all applicable FERC requirements, defaults on any obligation or other failure to comply with MISO requirements under the MISO Agreements or fails to comply with the Renewable Energy Portfolio Standards, such as may apply, with respect to the BGS-FP Supplier Responsibility Share;

(xi) fails to pay the other Party when payment is due;

(xii) is unable or fails to pay debts or bills, including bills or invoices from MISO for the payment of Energy, Capacity, Ancillary Services and the other services listed on Appendix C as belonging to the BGS-FP Supplier, as they become due;

(xiii) in the case that one or more of the Companies, fails to accept BGS-FP Supply properly tendered by BGS-FP Supplier under this Agreement or fails to procure transmission rights or Ancillary Services needed to ensure each of the Companies’ performance under this Agreement; provided, however, that none of the Companies shall be required to accept quantities of Energy or other component of BGS-FP Supply utilized by Customers on an instantaneous basis as a function of electrical load, in excess of such Customer’s instantaneous consumption of such component of BGS-FP Supply;

(xiv) fails to satisfy any other material obligation under this Agreement not listed above;

(xv) makes a materially incorrect or misleading representation or warranty under this Agreement;

(xvi) commits an act or makes an omission that constitutes an “Event of Default” under any other agreement(s) for the provision of BGS Supply between a Company and the BGS-FP Supplier;

(xvii) fails to have at the commencement of the Delivery Period or loses during the Delivery Period any authorization granted by the FERC or any other governmental entity, SERC or NERC needed to perform its obligations under this Agreement;

and fails to remedy such condition, event or delinquency herein above described such that the Non-Defaulting Party is completely made whole with respect to such condition, event or delinquency, within three (3) Business Days of receipt of written notice thereof from such Non-Defaulting Party, except as provided otherwise in subsection (ix) above; provided, however, that an Event of Default shall be deemed to have occurred immediately, without any need for the provision of notice thereof by the Non-Defaulting Party and without any right of cure on the part of the Defaulting Party, in the event of the occurrence of a condition, event or delinquency described in subsections (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) or (ix) above. No Event of Default shall serve to terminate this Agreement unless and until the Non-Defaulting Party provides the notice specified in Section 5.2(ii).

5.2 Rights Upon Default

Upon and during the continuation of an Event of Default, the Non-Defaulting Party shall be entitled to elect or pursue one or more of the following remedies:

(i) pursue any and all available legal and equitable remedies;

(ii) designate a day, no earlier than the day notice of such designation is effective and no later than twenty (20) days after notice of such designation is effective, as a date for Early Termination (“Early Termination Date”) with respect to the obligations of the Defaulting Party without any liability or responsibility whatsoever except for obligations arising prior to the Early Termination Date and except for the determination and payment of the Termination Payment as provided in Section 5.4, by providing written notice to the Defaulting Party. Provided, however, that an Early Termination Date may be designated to occur concurrently with the Event of Default with respect to an Event of Default under subsections (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) or (ix) of Section 5.1. In the event that a Non-Defaulting Party elects to designate an Early Termination Date with respect to the obligations of a Defaulting Party, the rights, liabilities, powers and obligations of any other Non-Defaulting Party shall survive such termination if the Early Termination is applicable to one or more but not all of the Companies;

(iii) receive Damages in accordance with Section 5.3;

(iv) accelerate all amounts owing between the Defaulting and Non-Defaulting Parties;

(v) liquidate and terminate the undertakings set forth in this Agreement;

(vi) withhold any payments due to the Defaulting Party under this Agreement; and

(vii) suspend performance under this Agreement.

5.3 Damages Resulting from an Event of Default

5.3.a BGS-FP Supplier’s Failure to Supply BGS-FP Supply or Declaration of Early Termination by one or more of the Companies

Damages resulting from one or more of the following shall include all costs incurred by a Company, acting in a commercially reasonable manner consistent with any statutory or regulatory requirements imposed by the Applicable Legal Authorities, in obtaining replacement services or in obtaining a replacement supplier, which costs exceed the amounts that would have been payable to the defaulting BGS-FP Supplier under this Agreement:

(i) the BGS-FP Supplier’s failure:

(a) to provide BGS-FP Supply in accordance with this Agreement,

or

(b) to pay the MISO for purchases of any products or services from the MISO,

or

(c) to pay the MISO for the charges invoiced by the MISO to it,

or

(d) to otherwise fail to comply with MISO requirements;

such that the MISO holds one or more of the Companies responsible for the provision of Energy (including all charges for Energy Losses, Energy Imbalance Service, and congestion), Resource Adequacy Requirements or Capacity to meet the BGS-FP Supplier Responsibility Share under this Agreement; or

(ii) the occurrence of any Event of Default attributable to the BGS-FP Supplier resulting in Early Termination.

5.3.b Damages

Costs incurred by one or more of the Companies for the purpose of calculating Damages include, but are not limited to, the following costs incurred by or assessed on one or more of the Companies as a result of the failure of the BGS-FP Supplier to satisfy its obligations under this Agreement:

(i) the cost of Energy (including all charges for Energy Losses, Energy Imbalance Service, and congestion), Resource Adequacy Requirements, Capacity or other elements of BGS-FP Supply allocated to one or more of the Companies by the MISO due to the failure of the BGS-FP Supplier to meet obligations owing to the MISO in connection with its obligations under this Agreement;

(ii) the cost of Energy (including all charges for Energy Losses, Energy Imbalance Service, and congestion), Resource Adequacy Requirements or Capacity purchased by one or more of the Companies to replace BGS-FP Supply that the BGS-FP Supplier was obligated, but failed, to supply pursuant to this Agreement;

(iii) administrative and legal costs associated with procuring the replacement BGS-FP Supply identified in the foregoing clause; and

(iv) financial hedging costs incurred by one or more of the Companies on behalf of BGS-FP Customers as a result of having to procure BGS-FP Supply that the BGS-FP Supplier was obligated, but failed, to supply pursuant to this Agreement.

Damages calculated hereunder shall constitute the ultimate liability of the BGS-FP Supplier in the event of an Early Termination caused by an Event of Default attributable to the BGS-FP Supplier regardless of the reason or basis for such Early Termination.

5.3.c Failure By one or more of the Companies to Accept BGS-FP Supply Tendered by the BGS-FP Supplier

Damages resulting from the failure of one or more of the Companies to accept BGS-FP Supply tendered by the BGS-FP Supplier necessary to meet the BGS-FP Supplier Responsibility Share of BGS-FP Load under this Agreement shall consist of the positive difference (if any) between the amounts that would have been payable to the BGS-FP Supplier hereunder had such Company or Companies accepted the BGS-FP Supply tendered by the

BGS-FP Supplier necessary to meet the BGS-FP Supplier Responsibility Share of BGS-FP Load under this Agreement minus the amount realized by the BGS-FP Supplier in disposing, in a reasonable commercial manner, of the BGS-FP Supply not accepted by such Company or Companies; provided, however, that none of the Companies shall be required to accept quantities of Energy, Capacity or any other component of BGS-FP Supply utilized by Customers on an instantaneous basis as a function of electrical load, in excess of such Customer’s instantaneous consumption of such component of BGS-FP Supply.

5.3.d Damages Resulting from Early Termination due to an Event of Default Attributable to one or more of the Companies

Damages resulting from Early Termination due to an Event of Default attributable to one or more of the Companies shall be as set forth in Section 5.4. Damages calculated in accordance with Section 5.4 shall be the exclusive remedy available to the BGS-FP Supplier in the event of Early Termination resulting from an Event of Default attributable to one or more of the Companies.

5.4 Calculation of Settlement Amount and Termination Payment

5.4.a Settlement Amount

After the Non-Defaulting Party has provided the notice specified in Section 5.2(ii), the Non-Defaulting Party shall calculate, in a commercially reasonable manner and consistent with the calculation of Damages in this Agreement, a Settlement Amount under this Agreement. For the purposes of such determination, the quantities of BGS-FP Supply provided for under this Agreement for the period following the Early Termination Date through the Natural Termination Date shall be deemed to be those quantities that would have been delivered on an hourly basis to the Affected Company or Companies had this Agreement been in effect during the previous calendar year, adjusted for such BGS-FP Load changes as may have occurred since the previous calendar year.

5.4.b Net Out of Settlement Amounts

The Non-Defaulting Party shall calculate a “Termination Payment” by aggregating all Settlement Amounts due under this Agreement or any other agreement(s) between the Affected Company or Companies and the BGS-FP Supplier for the provision of

BGS Supply into a single amount by: netting out (a) all Settlement Amounts that are due or will become due to the Defaulting Party, plus, at the option of the Non-Defaulting Party, any cash or other form of security then available to the Non-Defaulting Party and actually received, liquidated and retained by the Non-Defaulting Party, plus any or all other amounts due to the Defaulting Party under this Agreement or any other agreement(s) between the Affected Company or Companies and the BGS-FP Supplier for the provision of BGS Supply against (b) all Settlement Amounts that are due or will become due to the Non-Defaulting Party, plus any or all other amounts due to the Non-Defaulting party under this Agreement or any other agreement(s) between the Affected Company or Companies and the BGS-FP Supplier for the provision of BGS Supply, so that all such amounts shall be netted out to a single liquidated amount; provided, however, that if the BGS-FP Supplier is the Defaulting Party and the Termination Payment is due to the BGS-FP Supplier, the appropriate Company or Companies shall be entitled to retain a commercially reasonable portion of the Termination Payment, which may be equal to the entire amount of the Termination Payment, as security for additional amounts that may be determined to be due and owing by the BGS-FP Supplier as Damages and further provided that any previously attached security interest of a Company in such retained amounts shall continue. Any portion of the Termination Payment not retained by a Company as security shall be immediately due and owing to the BGS-FP Supplier as an estimate of the amounts ultimately determined to be due and owing.

The Parties recognize, however, the final calculation of Settlement Amounts hereunder may not be known for some time since the level of such Settlement Amounts may be dependent upon the arrangements made by the Affected Company or Companies to obtain replacement services or a replacement supplier. Each of the Companies and the BGS-FP Supplier agree that, until the calculation of Settlement Amounts under this provision is completed, the amount and payment to the Affected Company or Companies of the Termination Payment shall be immediately due and owing as an estimate of the amounts ultimately determined to be due and owing. After Settlement Amounts have been finally determined under this Section 5.4, the amounts due and owing will be reconciled with payments already made by the BGS-FP Supplier. The Termination Payment shall be due to or due from the Non-Defaulting Party as appropriate. If the Termination Payment has been retained by the Affected Company or Companies as security for additional amounts that may be determined to be due and owing by the BGS-FP Supplier, and if, upon making a final determination of Settlement Amounts, the Termination Payment, or any portion thereof, is to be made to the BGS-FP Supplier, the

Affected Company or Companies will pay simple (not compounded) interest on the retained portion of the Termination Payment to the BGS-FP Supplier. Simple interest will be calculated at the lower of the Interest Index or six (6) percent per annum.

5.4.c Notice of Termination Payment

As soon as practicable after calculation of a Termination Payment, notice shall be given by the Non-Defaulting Party to the Defaulting Party of the amount of the Termination Payment and whether the Termination Payment is due to or due from the Non-Defaulting Party. The notice shall include a written statement explaining in reasonable detail the calculation of such amount. Subject to the Affected Company’s or Companies’ right to retain a commercially reasonable portion of the Termination Payment as set forth in Section 5.4.b, the Termination Payment shall be made by the Party that owes it within three (3) Business Days after such notice is effective.

5.4.d Disputes with Respect to Termination Payment

If the Defaulting Party disputes the Non-Defaulting Party’s calculation of the Termination Payment, in whole or in part, the Defaulting Party shall, within three (3) Business Days of the effective date of notice of the Non-Defaulting Party’s calculation of the Termination Payment, provide to the Non-Defaulting Party a detailed written explanation of the basis for such dispute; provided, however, that if the Termination Payment is due from the Defaulting Party, the Defaulting Party shall first provide commercially reasonable financial assurances to the Non-Defaulting Party in an amount equal to the Termination Payment.

5.4.e Multiple BGS Supply Agreements

It is the intention of each of the Companies and the BGS-FP Supplier that, in the event the BGS-FP Supplier is a party to other agreements with one or more of the Companies for the provision of BGS Supply that existed prior to the Effective Date or is entered into concurrent with or after the Effective Date, the decision by the Non-Defaulting Party to terminate its obligations to the Defaulting Party pursuant to Section 5.2 of this Agreement shall result in the automatic termination of its obligations under all agreements between the Affected Company or Companies and the BGS-FP Supplier for the provision of BGS Supply. The Non-Defaulting Party will calculate a single Termination Payment applicable to all such agreements as set forth herein. Each Party hereby agrees that such other agreements are deemed amended by this Agreement for the purpose of calculating a single Termination Payment as described herein.

5.4.f Reliance on Netting

(i) The Parties are making credit, default, collateral and other decisions and changes based upon and in reliance on the effectiveness of the default, early termination, setoff and netting provisions of this Agreement and other BGS Supply agreements, including and, in particular, the calculation of the Total Exposure Amount for purposes of determining when and how much Margin collateral must be posted. The Parties would not enter into this Agreement and change their position with regard to netting to determine Total Exposure Amounts, Margin collateral requirements and other matters except for their reliance on and with the understanding that these netting terms will be effective.

(ii) Notwithstanding anything else in this Agreement or in any other agreement between the Parties to the contrary, if for any reason these terms or any right of offset or netting hereunder or under another BGS Supply agreement in favor of the Non-Defaulting Party against a bankrupt Defaulting Party is delayed from being exercised or is not enforceable in accordance with its terms because a Party asserts or is concerned that the Safe Harbor Provisions of the Bankruptcy Code do not apply to such rights of enforcement or for any other reason, the Non-Defaulting Party may (a) exercise its rights to effect a setoff under Section 553 of the Bankruptcy Code or other applicable provisions, equity and law, and (b) withhold payments subject to a claim of offset under any obligations due the Defaulting Party in respect of any transactions or deliveries under this Agreement or any other BGS Supply agreement until such setoff rights are exercised and effected.

5.5 Setoff of Payment Obligations of the Non-Defaulting Party

Any payment obligations of the Non-Defaulting Party to the Defaulting Party pursuant to this Agreement or any other agreement(s) between one or more of the Companies and the BGS-FP Supplier for the provision of BGS Supply, Energy or Capacity shall be set off: (i) first, to satisfy any payment obligations of the Defaulting Party to the Non-Defaulting Party pursuant to this Agreement or any other agreement(s) between such Company(ies) and the BGS-FP Supplier for the provision of BGS Supply, Energy or Capacity that are unsecured and not subject to any Guaranty; (ii) second, to satisfy any payment obligations of the Defaulting Party to the Non-Defaulting Party pursuant to this Agreement or any other agreement(s) between such Company(ies) and the BGS-FP Supplier for the provision of BGS Supply, Energy or Capacity that are unsecured, but which are subject to a Guaranty; and (iii) third, to satisfy any remaining payment obligations of the Defaulting Party to the Non-Defaulting Party pursuant to this Agreement or any other agreement(s) between such Company(ies) and the BGS-FP Supplier for the provision of BGS Supply, Energy or Capacity. Any setoff shall not be subject to the automatic stay by virtue of Section 362(b)(6) of the Bankruptcy Code.

5.6 Preservation of Rights of the Non-Defaulting Party

The rights of the Non-Defaulting Party under this Agreement, including without limitation Sections 5.4 and 5.5, shall be supplemental to, and not in lieu of, any right of recoupment, lien, or set-off afforded by applicable law, and all such rights are expressly preserved for the benefit of the Non-Defaulting Party.

5.7 Forward Contract Merchant and Master Netting Agreement Participant

The Parties acknowledge that the BGS-FP Supplier and each of the Companies are Forward Contract Merchants and Master Netting Agreement Participants. By virtue of Section 546(e) of the Bankruptcy Code, any Margin payments, settlement payments or posting of Margin collateral are not avoidable and the Parties are otherwise entitled to the benefits of the Safe Harbor Provisions of the Bankruptcy Code with respect to such payments or collateral.

5.8 Integrated Transaction

To the extent that Section 365 of the Bankruptcy Code applies to this Agreement, the Parties agree that all transactions with each of the Companies under this Agreement and other agreements between each such Company and the BGS-FP Supplier for the provision of BGS Supply constitute one integrated transaction that can only be assumed or rejected in its entirety.

ARTICLE 6. CREDITWORTHINESS

6.1 Applicability

The BGS-FP Supplier agrees that it shall meet the creditworthiness standards of this Article 6 at all times during the Term. Without limitation of the foregoing, the BGS-FP Supplier shall, upon written request by one or more of the Companies, affirmatively demonstrate its compliance with the creditworthiness standards set forth hereunder. Such Company or

Companies may establish less restrictive creditworthiness standards under this Article 6 in a non-discriminatory manner and may subsequently restore such credit requirements to a level not to exceed their original level in a non-discriminatory manner as circumstances permit.

6.2 Creditworthiness Determination

The BGS-FP Supplier may submit and maintain a security deposit in lieu of submitting to or being qualified under a creditworthiness evaluation. The BGS-FP Supplier shall have the opportunity to petition the Companies to re-evaluate its creditworthiness whenever an event occurs that the BGS-FP Supplier believes would improve the determination made by the Companies of its creditworthiness. The Companies’ credit re-evaluation must be completed as soon as possible but no later than thirty (30) days after receiving a fully documented request. The Companies must provide the rationale for their determination of the Credit Limit and any resulting security requirement. The Companies must perform their credit re-evaluation and associated security calculation in a non-discriminatory manner. The BGS-FP Supplier shall provide unrestricted access to audited financial statements of the BGS-FP Supplier or the Guarantor, as the case may be, if such audited financial statements are not available on EDGAR at http://www.sec.gov/edgar.shtml; provided, however, that if audited financial statements are not available, the Companies may accept other types of financial statements. In the event that the BGS-FP Supplier relies upon a Guarantor, the creditworthiness determination provided for by this section shall apply to the Guarantor.

6.3 MtM Exposure Amount Methodology

To calculate the daily exposure for the BGS-FP Supplier, the MtM Exposure Amount methodology will be used. That methodology is described in Appendix D.

6.4 Credit Limit

The following criteria constitute the Companies’ creditworthiness requirements for the BGS-FP Supplier to cover the Total Exposure Amount. In all instances, the most current senior unsecured debt rating (or, if unavailable, issuer rating from Moody’s or corporate issuer rating discounted one notch from S&P or Fitch) will be used.

(i) The following requirements shall apply in the event the BGS-FP Supplier or its Guarantor has been incorporated or otherwise formed under the laws of the United States. If the BGS-FP Supplier cannot meet the following requirements, it shall be required to post cash or a Letter of Credit for the Total Exposure Amount.

(a) If the BGS-FP Supplier chooses not to rely on a Guarantor to satisfy the requirements of this Section 6.4(i), the requirements of this subsection 6.4(i)(a) shall apply. For the BGS-FP Supplier to be granted an unsecured line of credit, the BGS-FP Supplier: (1) must be rated by at least two of the following rating agencies: S&P, Moody’s or Fitch, and (2) must have a minimum senior unsecured debt rating of at least “BBB-” from S&P, “Baa3” from Moody’s or “BBB-” from Fitch. In the event that senior unsecured debt ratings are unavailable for S&P and Fitch, the corporate issuer rating, discounted one notch, will be used. In the event that senior unsecured debt ratings are unavailable from Moody’s, the issuer rating will be used. The Companies will only rely on senior unsecured debt ratings, or if unavailable, issuer or corporate issuer ratings. If the BGS-FP Supplier does not have a senior unsecured debt rating and does not have an issuer or corporate issuer rating from a rating agency, it will be deemed by the Companies not to be rated by that rating agency. If the BGS-FP Supplier is rated by only two rating agencies, and the ratings are split, the lowest rating will be used. If the BGS-FP Supplier is rated by three rating agencies, and the ratings are split, the lower of the two highest ratings will be used; provided, however, that in the event that the two highest ratings are common such common rating will be used (the process described in this subsection 6.4(i)(a) referred to as the “Minimum Rating”). The maximum level of the Credit Limit to cover the Total Exposure Amount will be determined in accordance with Table A:

Table A

Credit Rating of the BGS-FP Supplier or the Guarantor			Credit Limit to be calculated as the lesser of the % of TNW and Credit Limit Cap below
S&P	Moody’s	Fitch	TNW %	Credit Limit Cap*
A-and above	A3 and above	A-and above	16% of TNW	$80,000,000
BBB+	Baa1	BBB+	10% of TNW	$60,000,000
BBB	Baa2	BBB	8% of TNW	$40,000,000
BBB-	Baa3	BBB-	6% of TNW	$20,000,000
Below BBB-	Below Baa3	Below BBB-	0% of TNW	$0

*	For BGS-FP Suppliers relying on a Guarantor, the Credit Limit is also capped by the amount of the financial Guaranty.

The BGS-FP Supplier will be granted a single Credit Limit to be applied to all BGS Supply agreements between the BGS-FP Supplier and the Companies. The BGS-FP Supplier will be required to post cash or a Letter of Credit for the Margin due each of the Companies as set forth in Section 6.6.

(b) If the BGS-FP Supplier chooses to rely upon a Guarantor to satisfy the requirements of this Section 6.4(i), the requirements of this subsection 6.4(i)(b) shall apply. If the BGS-FP Supplier has a Guarantor, the Guarantor (1) must be rated by at least two of the following rating agencies: S&P, Moody’s or Fitch, and (2) must have a minimum senior unsecured debt rating equal to the Minimum Rating. In the event that senior unsecured debt ratings are unavailable from S&P and Fitch, the corporate issuer rating, discounted one notch, will be used. In the event that senior unsecured debt ratings are unavailable from Moody’s, the issuer rating will be used. The Companies will only rely on senior unsecured debt ratings, or if unavailable, issuer or corporate issuer ratings. If the Guarantor does not have a senior unsecured debt rating and does not have an issuer or corporate issuer rating from a rating agency, it will be deemed by the Companies not to be rated by that rating agency. If the Guarantor is rated by only two rating agencies, and the ratings are split, the lowest rating will be used. If the Guarantor is rated by three rating agencies, and the ratings are split, the lower of the two highest ratings will be used; provided, however, that in the event that the two highest ratings are common such common rating will be used. The maximum level of the Credit Limit to cover the Total Exposure Amount that could be provided through the financial Guaranty will be determined in accordance with Table A.

The BGS-FP Supplier will be granted a Credit Limit equal to the lesser of: (i) the amount of the Guaranty provided to the Companies at the time this Agreement is executed as such amount may be modified in any amended or substitute Guaranty provided to the Companies during the Term or (ii) the Credit Limit applicable to the Guarantor’s credit rating in accordance with Table A. The BGS-FP Supplier, however, may not increase or substitute its Guaranty for the purpose of increasing its applicable Credit Limit during the time period after each of the Companies has made a Margin Call but before the BGS-FP Supplier has posted the required Margin. Notwithstanding anything herein to contrary, the BGS-FP Supplier may increase the limit of its Guaranty after satisfying a Margin Call from each of the Companies and upon each of the Companies’ receipt of an amended or substitute Guaranty increasing the limit of the Guaranty, the BGS-FP Supplier may request a return of Margin in accordance with Section 6.6(iii). The BGS-FP Supplier will be required to post cash or a Letter of Credit for the Margin due each of the Companies as set forth in Section 6.6.

(c) As an alternative to satisfying the requirements of subsections 6.4(i)(a) or 6.4(i)(b), the BGS-FP Supplier may post cash or a Letter of Credit for the entire Total Exposure Amount.

(ii) The following standards shall apply in the event that either the BGS-FP Supplier or its Guarantor has not been incorporated or otherwise formed under the laws of the United States. If the BGS-FP Supplier cannot meet the following requirements, the posting of cash or a Letter of Credit for the Total Exposure Amount will be required at the time of or prior to the execution of this Agreement.

(a) The BGS-FP Supplier shall supply such evidence of creditworthiness so as to provide the Companies with comparable assurances of creditworthiness as is applicable above for BGS-FP Suppliers that have been incorporated or otherwise formed under the laws of the United States; provided, however, that each of the Companies shall have sole and absolute discretion, without liability or recourse to the BGS-FP Supplier, to evaluate the evidence of creditworthiness submitted by the BGS-FP Supplier; or

(b) The BGS-FP Supplier’s Guarantor shall supply such evidence of creditworthiness so as to provide the Companies with comparable assurances of creditworthiness as is applicable above for Guarantors of BGS-FP Suppliers that have been incorporated or otherwise formed under the laws of the United States; provided, however, that each of the Companies shall have sole and absolute discretion, without liability or recourse to the Guarantor or the BGS-FP Supplier, to evaluate the evidence of creditworthiness submitted by such Guarantor.

(iii) If either the BGS-FP Supplier or its Guarantor has not been incorporated or otherwise formed under the laws of the United States, then either the BGS-FP Supplier or its Guarantor or both, as the case may be, in addition to all documentation required elsewhere in this Section 6.4, shall supply the following as a condition of being granted a Credit Limit.

(a) For the BGS-FP Supplier: (i) a legal opinion of independent counsel qualified to practice in the foreign jurisdiction in which the BGS-FP Supplier is incorporated or otherwise formed that this Agreement is, or upon the completion of execution formalities will become, the binding obligation of the BGS-FP Supplier in the jurisdiction in which it has been incorporated or otherwise formed; (ii) the sworn certificate of the corporate secretary (or similar officer) of the BGS-FP Supplier that the person executing the Agreement on behalf of the BGS-FP Supplier has the authority to execute the Agreement and that the governing board of the BGS-FP Supplier has approved the execution of the Agreement; and (iii) the sworn certificate of the corporate secretary (or similar officer) of the BGS-FP Supplier that the BGS-FP Supplier has been authorized by its governing board to enter into agreements of the same type as this Agreement. Each of the Companies shall have full discretion, without liability or recourse to the BGS-FP Supplier, to evaluate the sufficiency of the documents submitted by the BGS-FP Supplier.

(b) For the BGS-FP Supplier’s Guarantor: (i) a legal opinion of independent counsel qualified to practice in the foreign jurisdiction in the which the Guarantor is incorporated or otherwise formed that this Guaranty is, or upon the completion of execution formalities will become, the binding obligation of the

Guarantor in the jurisdiction in which it has been incorporated or otherwise formed; (ii) the sworn certificate of the corporate secretary (or similar officer) of such Guarantor that the person executing the Guaranty on behalf of the Guarantor has the authority to execute the Guaranty and that the governing board of such Guarantor has approved the execution of the Guaranty; and (iii) the sworn certificate of the corporate secretary (or similar officer) of such Guarantor that the Guarantor has been authorized by its governing board to enter into agreements of the same type as this Guaranty. Each of the Companies shall have sole and absolute discretion, without liability or recourse to the Guarantor or the BGS-FP Supplier, to evaluate the sufficiency of the documents submitted by such Guarantor.

6.5 Guaranty

A form of Guaranty is provided in Appendix F. The Guaranty, if relied upon by the BGS-FP Supplier, must be in the form of Appendix F, or in a substantially similar form approved by each of the Companies in advance of the Illinois Auction in accordance with the process announced on the Illinois Auction Website.

6.6 Posting Margin and Return of Surplus Margin

(i) If at any time during the Term, the Total Exposure Amount exceeds the BGS-FP Supplier’s Credit Limit, then each of the Companies, on any Business Day, may request that the BGS-FP Supplier provide Margin in the form of cash or a Letter of Credit (a “Margin Call”). The Margin requirement will be rounded up to the nearest $100,000.

(ii) If the BGS-FP Supplier receives written notice for Margin from each of the Companies by 1:00 p.m. EPT on a Business Day, then the BGS-FP Supplier shall post Margin the immediately following Business Day if posting cash, and the second Business Day if posting a Letter of Credit; provided, however, that one or more of the Companies may agree in writing to extend the period to provide Margin. If the BGS-FP Supplier receives notice for Margin from one or more of the Companies after 1:00 p.m. EPT on a Business Day, then the BGS-FP Supplier must post Margin the second Business Day following the date of notice unless each of the Companies agrees in writing to extend the period to provide Margin. None of the Companies will unreasonably deny a request for a one (1) Business Day extension of such period. In the event that the BGS-FP Supplier fails to provide Margin when due, then an Event of Default under Article 5 will be deemed to have occurred and each of the Companies will be entitled to the remedies set forth in Article 5.

(iii) Any cash or a Letter of Credit held by or for the benefit of one or more of the Companies in excess of the required Margin (“Surplus Margin”), as determined above, will be returned to the BGS-FP Supplier upon receipt of a written request by the BGS-FP Supplier. If the BGS-FP Supplier posted cash and notice is received by 1:00 p.m. EPT on a Business Day, the Surplus Margin will be returned by the immediately following Business Day. If the BGS-FP Supplier posted cash and notice is received by each of the Companies after 1:00 p.m. EPT on a Business Day, the Surplus Margin shall be returned by the second Business Day following the date of notice. If the BGS-FP Supplier posted a Letter of Credit to secure its Margin requirement, the Surplus Margin shall be returned on the next Business Day following the Business Day on which the BGS-FP Supplier’s written request for its return is received by each of the Companies. Each of the Companies may satisfy its obligation to return Surplus Margin included in a Letter of Credit posted by the BGS-FP Supplier by signing and transmitting by telecopy to the issuing bank a New Availability Certificate (as provided for in Annex 3 to the Letter of Credit) for the new Margin amount. In the event that one or more of the Companies fails to satisfy its obligation to return the Surplus Margin when due in accordance with this Article, then an Event of Default under Article 5 will be deemed to have occurred and the BGS-FP Supplier will be entitled to the remedies set forth in Article 5 unless the BGS-FP Supplier agrees in writing to extend such period for returning the Surplus Margin. The BGS-FP Supplier will not unreasonably deny a request for a one-business day extension of the period for returning the Surplus Margin.

6.7 Grant of Security Interest/Remedies

To secure its obligations under this Agreement and to the extent that the BGS-FP Supplier delivered Margin or collateral hereunder, the BGS-FP Supplier hereby grants to each of the Companies a present and continuing security interest in, and lien on (and right of setoff against), and assignment of, all cash collateral and cash equivalent collateral and any and all proceeds resulting therefrom or the liquidation thereof, whether now or hereafter held by, on behalf of, or for the benefit of, each of the Companies, and in all amounts owed to the BGS-FP Supplier by each of the Companies under or in connection with any BGS Supply agreement. The BGS-FP Supplier agrees to take such action as reasonably required to perfect in favor of each of the Companies a first priority security interest in, and lien on (and right of setoff against), such collateral and any and all proceeds resulting therefrom or from the liquidation thereof.

Upon or any time after the occurrence of an Event of Default caused by the BGS-FP Supplier, each of the Companies affected by such default may do any one or more of the following: (i) exercise any of the rights and remedies of such Company with respect to all collateral, including any such rights and remedies under law then in effect; (ii) exercise its rights of setoff against any and all property of the BGS-FP Supplier held by or for the benefit of such Company whether held in connection with this Agreement or any other agreement(s) between such Company and the BGS-FP Supplier for the provision of BGS Supply; (iii) draw on any outstanding letter of credit issued for the benefit of such Company; and (iv) liquidate all security held by or for the benefit of such Company free from any claim or right of any nature whatsoever of the BGS-FP Supplier, including any equity or right of purchase or redemption by the BGS-FP Supplier. The Company or Companies affected by such default shall apply the proceeds of the collateral realized upon the exercise of such rights or remedies to reduce the BGS-FP Supplier’s obligation under this Agreement or any other agreement(s) between such Company and the BGS-FP Supplier for the provision of BGS Supply (the BGS-FP Supplier remaining liable for any amounts owing to the Company after such application), subject to the Company’s obligation to return any surplus proceeds remaining after such obligations are satisfied in full.

All notices, demands or requests regarding credit requirements and credit related security or deposit transfers shall be in writing and shall be personally delivered or sent by overnight express mail, courier service or facsimile transmission (with the original transmitted by any of the other aforementioned delivery methods) addressed as follows:

If to the BGS-FP Supplier: Notification information for each BGS-FP Supplier is set forth on Appendix A hereto.

If to one or more of the Companies, to:

Craig D. Nelson

Vice President, Strategic Initiatives

Ameren Services Company

1901 Chouteau Avenue, MC 1450

St. Louis, MO 63103

(314) 554-6433 (phone)

(314) 206-0210 (fax)

With copies to:

David Hennen

Associate General Counsel

Ameren Services Company

1901 Chouteau Avenue, MC 1310

St. Louis, MO 63103

(314) 554-4673 (phone)

(314) 554-4014 (fax)

and

Credit Risk Management Department

Attention: Power Procurement Auction, Illinois Utilities

Ameren Services Company

1901 Chouteau Avenue, MC 960

St. Louis, MO 63103

(314) 613-9139 (phone)

(314) 613-9006 (fax)

or to such other person at such other address as a Party shall designate by like notice to the other Party. Notice received after the close of the Business Day shall be deemed received on the next Business Day; provided, however, that notice by facsimile transmission shall be deemed to have been received by the recipient if the recipient confirms receipt telephonically or in writing.

6.8 Security Instruments

6.8.a Provision of Security Instrument

At the BGS-FP Supplier’s choice, the following are deemed to be acceptable methods for posting security (each, a “Security Instrument”), if required:

(i) Cash; or

(ii) An irrevocable transferable standby letter of credit acceptable to each of the Companies issued by a bank or other financial institution with a minimum “A” senior unsecured debt rating from S&P or A2 from Moody’s (or, if unavailable, an issuer rating from Moody’s or a corporate issuer rating discounted one notch from S&P) (a “Letter of Credit”). (A standard format for the Letter of Credit is provided in Appendix E. Each of the Companies is willing to consider alternative forms of the Letter of Credit if they have been approved by each of the Companies in advance of the Illinois Auction in accordance with the process announced on the Illinois Auction Website.) The Letter of Credit shall state that it shall renew automatically for successive one-year or shorter periods unless one or more of the Companies receives written notice from the issuing financial institution at least ninety (90) days, but not more than one hundred twenty (120) days, prior to the expiration date stated in the Letter of Credit that the issuing financial institution elects not to extend the Letter of Credit. If one or more of the Companies receives notice from the issuing financial institution that the Letter of Credit will not be extended, the BGS-FP Supplier will be required to provide a substitute Letter of Credit from an alternative bank satisfying the minimum requirements. The receipt of the substitute Letter of Credit must be effective as of the expiration date and delivered to each of the Companies at least thirty (30) days before the expiration date of the original Letter of Credit. If the BGS-FP Supplier fails to supply a substitute Letter of Credit as required herein, then each of the Companies will have the right to draw on the existing Letter of Credit and to hold the amount as Margin.

If the credit rating of a bank or other financial institution from which the BGS-FP Supplier has obtained a Letter of Credit falls below levels specified in this Article 6, the BGS-FP Supplier shall have two (2) Business Days following written notice by each of the Companies to obtain a suitable Letter of Credit from another bank or other financial institution that meets those standards unless such period is extended in writing by each of the Companies.

6.8.b BGS-FP Supplier Rights if one or more of the Companies is Rated Below Minimum Rating

If at any time during the Term, the applicable credit rating of one or more of the Companies is downgraded below the Minimum Rating, at the request of the BGS-FP Supplier, such Company or Companies will transfer within two (2) Business Days all cash collateral being held by it or them pursuant to this Agreement to a Qualified Institution. The Qualified Institution will hold the collateral in an interest-bearing account pending release of the funds pursuant to the terms of this Agreement with the title of such account indicating that the property contained therein is being held as collateral for the ownership of the posting Party, subject to the security interest of the other Party. Interest will be allocated pro rata to the BGS-FP Supplier. The BGS-FP Supplier will be entitled to the rights described in this Section 6.8.b only so long as the applicable rating for such Company or Companies is below the Minimum Rating.

6.9 Maintenance of Creditworthiness

6.9.a Reporting of Changes

The BGS-FP Supplier shall promptly notify each of the Companies of any change in its credit rating or the credit rating of its Guarantor, shall promptly notify each of the Companies if the BGS-FP Supplier or its Guarantor is placed on a credit watch with negative implications by any rating agency, and shall also notify each of the Companies of any materially adverse change in its financial condition or in the financial condition of its Guarantor. The BGS-FP Supplier or Guarantor shall also furnish evidence of an acceptable credit rating or financial condition upon the request of one or more of the Companies. Each of the Companies shall promptly notify the BGS-FP Supplier in the event that the applicable rating of any Company is downgraded below the Minimum Rating.

6.9.b Change in Credit Standing

The Companies will re-evaluate the creditworthiness of the BGS-FP Supplier whenever they become aware, through the provision of notice by the BGS-FP Supplier or otherwise, of a downgrade in the BGS-FP Supplier’s or Guarantor’s credit rating. If the lowest credit rating (whether issuer rating, corporate issuer rating or senior unsecured debt rating) used to determine the BGS-FP Supplier’s Credit Limit is downgraded, the Companies will immediately reassess the amount of the Credit Limit to be granted the BGS-FP Supplier pursuant to Section 6.4, as well as the adequacy of the Margin and the collateral being provided by the BGS-FP Supplier pursuant to Sections 6.6 and 6.8. If necessary, one or more of the Companies will request and the BGS-FP Supplier shall provide an additional Security Instrument to such Companies (or increase the value of the existing Security Instrument) in accordance with Sections 6.6 and 6.8.

6.10 Calling on Security

One or more of the Companies may call upon the Security Instrument posted by the BGS-FP Supplier if the BGS-FP Supplier fails to pay amounts due to such Company or Companies pursuant to this Agreement or any other agreement(s) between such Company or Companies and the BGS-FP Supplier for the provision of BGS Supply after all of the following events occur:

(i) Written Notice of Default is provided to the BGS-FP Supplier; and

(ii) Any applicable cure period ends.

The foregoing notwithstanding, the Security Instrument posted by the BGS-FP Supplier shall become due automatically, and may be called upon by one or more of the Companies, without prior notice or right of cure in the case of any Event of Default arising under Section 5.1 (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) or (ix).

6.11 Interest on Cash Held by Companies

Each of the Companies will pay simple interest (not compounded) calculated at the lower of the Interest Index or six (6) percent per annum on all cash posted by the BGS-FP Supplier and directly held by or on behalf of each of the Companies pursuant to this Agreement. Each Billing Period, each of the Companies will prepare a statement of interest amounts due to the BGS-FP Supplier. The statement will be sent to the BGS-FP Supplier within three (3) Business Days after the end of the Billing Period via overnight mail, facsimile or other expeditious means. Each of the Companies shall make interest payments on the first Business Day after the fifth (5th) day of each Billing Period.

6.12 Confidentiality

Information supplied by the BGS-FP Supplier in connection with the creditworthiness process shall be deemed confidential and not subject to public disclosure, unless Applicable Legal Authorities require disclosure of the information. If information must be disclosed, then the confidentiality of the information shall be maintained consistent with the Applicable Legal Authority’s rules and regulations pertaining to confidentiality. The BGS-FP Supplier will be given prompt notice of any request by a third party to obtain confidential information related to the BGS-FP Supplier’s creditworthiness.

6.13 No Endorsement of BGS-FP Supplier

The Companies’ determination that the BGS-FP Supplier is creditworthy pursuant to the process set forth above, shall not be deemed to constitute an express or implied warranty or guarantee of any kind with respect to the financial or operational qualifications of the BGS-FP Supplier. Each of the Companies will treat all BGS-FP Suppliers in a non-discriminatory manner and shall provide no preference to any BGS-FP Supplier.

6.14 Multiple BGS Supply Agreements

It is the intent of each of the Companies and the BGS-FP Supplier that, in the event the BGS-FP Supplier is a party to other agreements with a Company for the provision of BGS Supply, the Companies will calculate one (1) Margin applicable to all such agreements using the methodology set forth herein. The BGS-FP Supplier will have a single line of credit applicable to all BGS Supply agreements, and the Margin that is calculated is the Total Exposure Amount under all such contracts less the single line of credit.

ARTICLE 7. PROCEDURES FOR ENERGY SCHEDULING, CAPACITY

RESOURCE SUBMISSION, TRANSMISSION PROCUREMENT AND

ARR/FTR ALLOCATION

7.1 Generally

The Parties must adhere to any applicable operational requirements of the MISO necessary to protect the integrity of the MISO Transmission System and the transmission systems of interconnected control areas, and must satisfy any and all criteria of the MISO, SERC and NERC, when applicable. The BGS-FP Supplier also must adhere to any applicable operational requirements of each of the Companies necessary to protect the integrity of each of the Companies’ local distribution systems.

The BGS-FP Peak Load Share will be determined by each of the Companies based on the zonal peak load contributions utilized in the MISO determination of the zonal obligations for Capacity, adjusted for contributions associated with Customers served by Retail Electric Suppliers, BGS-LFP Customers, BGS-LRTP Customers and Wholesale Customers.

7.2 Load Obligations

Each of the Companies and the BGS-FP Supplier acknowledge that the BGS-FP Customers are within the respective Companies’ metered boundaries and that the BGS-FP Load must be divided into MISO obligations specific to the BGS-FP Supplier based on the BGS-FP Supplier Responsibility Share.

7.3 Data Transmission

7.3.a Energy

The procedures for transmitting load obligation data for the BGS-FP Supplier’s hourly Energy obligations shall be as set forth by the MISO.

7.3.b Resource Adequacy

The procedures for transmitting load obligation data for the BGS-FP Supplier’s Resource Adequacy Requirements shall be as set forth by the MISO.

7.3.c Capacity

The procedures for transmitting the BGS-FP Supplier Responsibility Share data to be used by the MISO to determine the BGS-FP Supplier’s Capacity obligations shall be as set forth by the MISO.

7.3.d ARRs/FTRs

The procedures for transmitting the data regarding the allocation of ARRs/FTRs to the BGS-FP Suppliers shall be as set forth by the MISO.

7.4 Energy Scheduling

The BGS-FP Supplier shall schedule Energy resources to meet its obligations with the MISO as provided for in the MISO Agreements. The Energy obligations for the BGS-FP Supplier will be determined based on the BGS-FP Supplier Responsibility Share. The total preliminary BGS-FP Energy obligation will be equal to the difference between the preliminary total Energy obligations for each of the Companies’ Service Territories reduced by the sum of (i) the preliminary wholesale load, (ii) the preliminary total Energy obligations of the Retail Electric Suppliers active in the Service Territories, and (iii) the preliminary total Energy obligations of the suppliers serving BGS-LFP Load and BGS-LRTP Load in the Service Territories.

7.5 ARR/FTR Allocation and Nomination

The process for allocating and nominating ARRs/FTRs is set forth in Section 2.1.b(vi).

ARTICLE 8. THE ENERGY SETTLEMENT/RECONCILIATION PROCESS

8.1 Energy Settlement by MISO

MISO will conduct the settlement process to reflect the BGS-FP Supplier’s actual Energy obligations in a supply/usage reconciliation process. The Energy obligations for the BGS-FP Supplier will be determined based on the BGS-FP Supplier Responsibility Share. The reconciled total BGS-FP Energy obligation will be equal to the difference between the reconciled total Energy obligations for the Service Territories reduced by the sum of (i) the wholesale load, (ii) the reconciled total Energy obligations of the Retail Electric Suppliers active in the Service Territories, and (iii) the reconciled total Energy obligations of the suppliers serving BGS-LFP Load and BGS-LRTP Load in the Service Territories. Any adjustments for billing and metering errors reported subsequent to the calculation of FPEA will be proportionally allocated by each of the Companies to the BGS-FP Suppliers.

8.2 Energy Settlement by the Companies

In the event that actual BGS-FP Customer consumption data is not available until after the MISO deadline for conducting the final settlement, each of the Companies will conduct the settlement process with the BGS-FP Supplier. Should the MISO impose penalties against a Company as a result of the BGS-FP Supplier’s transactions and/or failure to meet the MISO requirements, such penalties shall be passed through by each of the Companies to the BGS-FP Supplier as part of this settlement process. In addition, all other charges from MISO that are related to the provision of Capacity, Energy and Ancillary Services, including any billing adjustments, will be allocated to the BGS-FP Supplier in accordance with Appendix C.

ARTICLE 9. BILLING AND PAYMENT

9.1 Billing Period

Except as provided in this Section 9.1, a Billing Period shall be each calendar month during the Delivery Period. If at any time during the Delivery Period, the applicable rating of any Company is below the Minimum Rating, as determined in accordance with Section 6.4, (i) the Billing Period applicable to that Company shall be shortened to be each calendar half-month during the Delivery Period; (ii) a Statement will be prepared and sent to the BGS-FP Supplier promptly at each half-month; and (iii) payment will be made on the first Business Day after the ninth (9th) day after the end of each half-month period. Alternatively, each of the Companies whose applicable rating has fallen below the Minimum Rating and the BGS-FP Supplier may agree upon a schedule. The shortened Billing Period applicable to such Company or Companies shall be in effect only for so long as the applicable rating for that Company or Companies is below the Minimum Rating.

9.2 Payment Obligations

Each of the Companies shall pay all amounts due to the BGS-FP Supplier hereunder, and the BGS-FP Supplier shall pay all amounts due to each of the Companies hereunder, in accordance with the following provisions:

(i) Each Billing Period, each of the Companies will prepare a Statement of amounts due to either the BGS-FP Supplier or to each of the Companies.

(ii) The Statement shall include line items applicable to the Billing Period in question for, inter alia: (a) the quantity of Energy of BGS-FP Supply provided during the Billing Period, (b) the BGS-FP Supply Charge, (c) the Ancillary Services Costs, and (d) the MISO Invoice Reimbursement Amounts.

(a) The Statement shall also include: (i) a line item for the Intermediate Energy Adjustment Amount for any prior Billing Period for which all IPEA data has become available since the issuance of the prior Statement and (ii) a line item for the Final Energy Adjustment Amount for any prior Billing Period for which all FPEA data has become available since the issuance of the prior Statement.

(b) A negative Intermediate Energy Adjustment Amount or Final Energy Adjustment Amount shall serve as an offset against charges to be paid by each of the Companies to the BGS-FP Supplier.

(c) The Ancillary Services Costs and the MISO Invoice Reimbursement Amounts shall serve as offsets against charges to be paid by each of the Companies to the BGS-FP Supplier.

(d) The first Statement shall also include a line item for the entire amount of the Supplier Fee, which shall serve as an offset against charges to be paid by each of the Companies to the BGS-FP Supplier.

(iii) The Statement will be sent to BGS-FP Supplier within eight (8) Business Days after the end of the Billing Period via overnight mail or other expeditious means.

(iv) If the Statement shows a net amount owed by one or more of the Companies to the BGS-FP Supplier, the appropriate Company or Companies shall pay such amount, unless disputed, by the first Business Day after the 19th day succeeding the Billing Period. If the Statement shows a net amount owed by the BGS-FP Supplier to one or more of the Companies, the BGS-FP Supplier shall pay such amount, unless disputed, by the first Business Day after the 19th day succeeding the Billing Period.

(v) Payments shall be subject to adjustment for any arithmetic errors, computation errors, meter reading or usage estimation errors, or other errors, provided that the Party asserting the error provides notice to the other Party within one (1) year of the Termination Date.

(vi) All payments of funds shall be made by electronic transfer to a bank designated by the recipient of such funds.

(vii) If payment is made by a Party after the due date shown on the Statement, a late fee will be added to the unpaid balance until the entire Statement is paid. This late fee will be calculated at the prime rate commercial borrowers are charged by J.P. Morgan Chase or its successor.

9.3 Billing Disputes

(i) If a good faith dispute arises between one or more of the Companies and the BGS-FP Supplier regarding a Statement, the disputing Party shall pay only the undisputed portion of the Statement, if any, and shall present the dispute in writing to the non-disputing Party within five (5) Business Days from the due date of the Statement in question and submit supporting documentation to the non-disputing Party within thirty (30) calendar days from the due date of the Statement in question. Billing disputes shall be addressed promptly, and in accordance with the dispute resolution procedures set forth in Article 11. Upon resolution of a billing dispute, any payments made to a Party will include simple (not compounded) interest on the payment at the Interest Index payable from the original due date.

(ii) Except as provided in Section 9.2(v) for correction of errors, a Party may dispute a Statement in good faith at any time within one (1) year after the date the Statement in dispute is issued, even if such Party has already paid amounts shown on such Statement in full. Except as provided in Section 9.2(v), a Statement shall become final, and not subject to dispute, on the date one (1) year from the date such Statement is issued unless, within that year, a Party: (a) presents the dispute in writing to the non-disputing Party accompanied by a brief explanation of the source of the dispute; and (b) submits documentation supporting the dispute to the non-disputing Party within thirty (30) calendar days thereafter.

9.4 Billing for BGS-FP Supplier’s Obligations to Other Parties

None of the Companies shall have any responsibility for billing between: the BGS-FP Supplier and the MISO; the BGS-FP Supplier and any Energy or Capacity source; or the BGS-FP Supplier and any other third party.

ARTICLE 10. SYSTEM OPERATION

10.1 Disconnection and Curtailment by the Companies

Each of the Companies shall have the right, without incurring any liability to the BGS-FP Supplier, to disconnect (or otherwise curtail, interrupt or reduce deliveries from) the BGS-FP Supplier or to disconnect (or otherwise curtail, interrupt or reduce deliveries to) any Customer whenever the appropriate Company (or Companies) determines in the exercise of its (or their) good faith discretion, or when a Company is directed by the MISO, that such a disconnection, curtailment, interruption or reduction is necessary to facilitate construction, installation, maintenance, repair, replacement or inspection of any of a Company’s facilities; or due to any other reason affecting the safe and reliable operation of a Company’s or a Customer’s facilities, including Emergencies, forced outages or potential overloading of a Company’s transmission and/or distribution circuits, potential damage to any Customer’s facilities or any risk of injury to persons; provided, however, that nothing in this Section 10.1 shall modify or otherwise alter the rights and obligations provided under any existing FERC approved agreement between one or more of the Companies and the BGS-FP Supplier governing the provision of interconnection services. Each of the Companies shall have the right to implement the MISO load response programs and emergency energy programs.

10.2 Inadvertent Loss of Service to BGS-FP Customers

The Parties agree and acknowledge that service to BGS-FP Customers may be inadvertently lost due to storms, weather, accidents, breakage of equipment or other events beyond the reasonable control of any of the Companies affecting the transmission and distribution of one or more of the Companies. Neither Party will have any liability to the other Party for the occurrence of such events except for each of the Companies’ obligation to pursue steps for the resumption of the disrupted service as set forth in Section 10.3. In no event will an inadvertent loss of service affect a Party’s obligation to make any payments then due or becoming due with respect to performance rendered prior to such inadvertent loss of service.

10.3 Good Faith Efforts

Each of the Companies shall use good faith efforts to: (i) minimize any curtailment, interruption or reduction to the extent practicable under the circumstances; (ii) provide the BGS-FP Supplier with prior notification of any curtailment, interruption or reduction, to the extent practicable; and (iii) resume service as promptly as practicable.

10.4 MISO Requirements

Each Party acknowledges and agrees that it will be bound by all MISO operating instructions, policies and procedures as are currently set forth in the MISO Operating Manual, which are available through the Internet on the MISO Home Page (http://www.midwestiso.org), as may be revised from time to time, which are needed to maintain the integrity of the MISO system. Each Party acknowledges and agrees that it will cooperate with the other Parties so that such other Parties will be in compliance with all MISO Emergency Operations Procedures, which include, but are not limited to, those procedures pertaining to minimum and maximum generation Emergencies, and measures requiring involuntary Customer participation, such as supply voltage reduction or full interruption of Customer load by either manual or automatic means.

10.5 Compliance with Governmental Directives

Each Party also acknowledges and agrees that the other Party may need to act in response to governmental or civil authority directives which may affect BGS-FP Customer load. Each Party agrees to cooperate with the other Parties in order to comply with said directives.

ARTICLE 11. DISPUTE RESOLUTION

11.1 Informal Resolution of Disputes

Each of the Companies and the BGS-FP Supplier shall use good faith and reasonable commercial efforts to informally resolve all disputes arising out of the implementation of this Agreement within no more than thirty (30) days. The BGS-FP Supplier’s point of contact for all information, operations, and questions shall be the Companies’ Power Supply Acquisition Unit, or its successor organization, and the Illinois Auction Website. Any dispute between any of the Companies and the BGS-FP Supplier under this Agreement shall be referred to a designated senior representative of each of the Parties, who shall attempt to timely resolve the dispute. If such representatives can resolve the dispute, such resolution shall be reported in writing to and shall be binding upon the Parties. If such representatives cannot resolve the dispute within a period not to exceed thirty (30) days, as specified above, or a Party fails to appoint a representative within ten (10) days of written notice of the existence of a dispute, either Party may proceed as permitted by Section 11.2 of this Agreement.

11.2 Recourse to Agencies or Courts of Competent Jurisdiction

Nothing in this Agreement shall restrict the rights of either Party to file a complaint with the FERC under relevant provisions of the Federal Power Act (“FPA”), with the ICC under relevant provisions of the Applicable Legal Authorities, with an Illinois state court of competent jurisdiction, or with a federal court of competent jurisdiction situated in the State of Illinois. The Parties’ agreement hereunder is without prejudice to any Parties’ right to contest the subject matter jurisdiction of the agency or court to which a complaint is brought.

As this is a wholesale power transaction subject to FERC jurisdiction, absent the agreement of each of the Companies and the BGS-FP Supplier to a proposed change to this Agreement, the Parties agree that the standard of review for any change to this Agreement, whether proposed by a Party, a non-party, the ICC or FERC acting sua sponte, will be the

“public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956).

If a Party determines to file a lawsuit related to this Agreement in a court, such lawsuit may only be filed in an Illinois state court of competent jurisdiction or a federal court of competent jurisdiction situated in Illinois.

ARTICLE 12. REGULATORY AUTHORIZATIONS AND JURISDICTION

12.1 Compliance with Applicable Legal Authorities

Each of the Companies and the BGS-FP Supplier are subject to, and shall comply with, all existing or future applicable federal, state and local laws, all existing or future duly promulgated orders or other duly-authorized actions of the MISO or of Applicable Legal Authorities that relate to or affect performance under this Agreement. Compliance by the Company with any Renewable Energy Portfolio Standards enacted, approved, required or ordered by the Applicable Legal Authorities shall not be deemed a breach or violation of this Agreement or an Event of Default under Section 5.1.

12.2 FERC Jurisdictional Matters

The inclusion herein of descriptions of procedures or processes utilized by the MISO or otherwise subject to the jurisdiction of FERC is intended solely for informational purposes. If anything stated herein is found by the FERC to conflict with or be inconsistent with any provision of the FPA, or any rule, regulation, order or determination of the FERC under the FPA, or if any existing procedures or processes utilized by the MISO are duly modified, the applicable FERC rule, regulation, order, determination or modification shall control. To the extent required under any provision of the FPA, or any rule, regulation, order or determination of the FERC under the FPA, each of the Companies and/or BGS-FP Supplier if applicable, shall use reasonable commercial efforts to secure, from time to time, all appropriate orders, approvals and determinations from the FERC necessary to support this Agreement.

ARTICLE 13. LIMITATION OF LIABILITY

13.1 Limitations on Liability

Except to the extent expressly set forth in this Agreement, the BGS-FP Supplier shall be liable to each of the Companies, and vice versa, for direct damages incurred as a result of such Party’s failure to comply with this Agreement and no Party shall have any liability to the other Party for consequential, indirect, special or punitive damages, including lost profits or lost revenues, arising out of such Party’s failure to comply with its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement does not impose on the BGS-FP Supplier any obligation towards or liability to any Other BGS Supplier.

13.2 Risk of Loss and Changes in Market Rules and Conditions

Until the BGS-FP Supply is delivered to each of the Companies at the Delivery Points, the BGS-FP Supplier shall bear all risk of loss associated with the procurement and delivery of BGS-FP Supply. Title to and risk of loss related to BGS-FP Supply shall transfer from the BGS-FP Supplier to each of the Companies at the Delivery Points. The BGS-FP Supplier warrants that it will deliver to each of the Companies BGS-FP Supply free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any person arising prior to the Delivery Points.

Each of the Companies will bear the risk of any changes in the charges and requirements associated with delivery service and NITS. The BGS-FP Supplier will bear the risk of all other changes in market rules or conditions, whatever the cause or source of those changes, that result in the imposition of new, additional or increased charges, services or products being required in order to effect the delivery of BGS-FP Supply to the Delivery Points. Subject to the provisions of Section 15.13, should any such charges, services, responsibilities or products be imposed on or allocated to one or more of the Companies by any Applicable Legal Authority, the appropriate Company or Companies shall allocate or assign such charges, services, responsibilities or products to the BGS-FP Supplier, and the BGS-FP Supplier agrees to accept such allocation or assignment.

ARTICLE 14. INDEMNIFICATION

14.1 Indemnification

(i) Should one or more of the Companies become the defendant in, or obligor for, any third party’s claims and/or liabilities for losses, penalties, expenses, damage to property, injury to or death of any person including a Party’s employees or any third parties, including, without limitation, damages as provided in Section 16-125 of the Illinois Public Utilities Act and implementing rules, that were caused by or occur as a result of an act or omission of the BGS-FP Supplier with respect to performance of an obligation arising under this Agreement, or for which the BGS-FP Supplier has otherwise assumed liability under the terms of this Agreement, the BGS-FP Supplier shall defend (at each of the Companies’ option), indemnify and hold harmless each of the Companies, their shareholders, board members, directors, officers and employees and agents, from and against any and all such third party claims and/or liabilities, except to the extent that a court of competent jurisdiction determines that the losses, penalties, expenses or damages were caused wholly or in part by the gross negligence or willful misconduct of a Company. Each of the Companies may, at its own expense, retain counsel and participate in the defense of any such suit or action.

(ii) Should the BGS-FP Supplier become the defendant in, or obligor for, any third party’s claims and/or liabilities for losses, penalties, expenses, damage to property, injury to or death of any person including a Party’s employees or any third parties, that were caused by or occur in connection with an act or omission of a Company with respect to an obligation arising under this Agreement, or for which a Company has otherwise assumed liability under the terms of this Agreement, such Company shall defend (at the option of the BGS-FP Supplier), indemnify and hold harmless the BGS-FP Supplier, its shareholders, board members, directors, officers and employees and agents, from and against any and all such third party claims and/or liabilities, except to the extent that a court of competent jurisdiction determines that the losses, penalties, expenses or damages were caused wholly or in part by the gross negligence or willful misconduct of the BGS-FP Supplier. The BGS-FP Supplier may, at its own expense, retain counsel and participate in the defense of any such suit or action.

14.2 Survives Agreement

The obligation of a Party to defend, indemnify, and hold harmless another Party under this Article shall survive termination of this Agreement.

ARTICLE 15. MISCELLANEOUS PROVISIONS

15.1 Notices

Unless otherwise stated herein, all notices, demands or requests required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by overnight express mail, courier service or facsimile transmission (with the original transmitted by any of the other aforementioned delivery methods) addressed as follows:

If to the BGS-FP Supplier: Notification information for the BGS-FP Supplier is set forth on Appendix A hereto.

If to the Companies, to:

Craig D. Nelson

Vice President, Strategic Initiatives

Ameren Services Company

1901 Chouteau Avenue, MC 1450

St. Louis, MO 63103

(314) 554-6433 (phone)

(314) 206-0210 (fax)

With a copy to:

David Hennen

Associate General Counsel

Ameren Services Company

1901 Chouteau Avenue, MC 1310

St. Louis, MO 63103

(314) 554-4673 (phone)

(314) 554-4014 (fax)

or to such other person at such other address as a Party shall designate by like notice to the other Party. Notice shall be effective when received. Notice received after the close of the Business Day shall be deemed received on the next Business Day; provided, that notice by facsimile transmission shall be deemed to have been received by the recipient if the recipient confirms receipt telephonically or in writing.

15.2 No Prejudice of Rights

The failure of a Party to insist on any one or more instances upon strict performance of any provisions of this Agreement, or to take advantage of any of its rights hereunder, shall not be construed as a waiver of any such provisions or the relinquishment of any such right or any other right hereunder, which shall remain in full force and effect. No term or condition of this Agreement shall be deemed to have been waived and no breach excused unless such waiver or consent to excuse is in writing and signed by the Party claimed to have waived or consented to excuse.

15.3 Assignment

Parties shall not assign any of their rights or obligations under this Agreement without obtaining (a) any necessary regulatory approval(s) and (b) the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld or delayed; provided, however, that each of the Companies agrees that it shall grant its consent to a proposed assignment by the BGS-FP Supplier if the proposed assignee meets all of the Companies’ creditworthiness requirements then in effect under Article 6. No assignment of this Agreement shall relieve the assigning Party of any of its obligations under this Agreement until such obligations have been assumed by the assignee and all necessary consents have been obtained. Any assignment in violation of this Section 15.3 shall be void; provided, however, a Company may assign any or all of its rights and obligations under this Agreement with prior written notice to the BGS-FP Supplier but without the BGS-FP Supplier’s consent, to any entity succeeding to all or substantially all of the assets of such Company, if such assignee agrees, in writing, to be bound by all of the terms and conditions and all necessary regulatory approvals are obtained. The BGS-FP Supplier may, with prior written notice to each of the Companies but without obtaining the approval of each of the Companies, assign the accounts, revenues or proceeds under this Agreement to a third party. Each of the Companies agrees that, following receipt of such notice of the assignment of accounts, revenues or proceeds and such other documentation that each of the Companies may reasonably request, each of the Companies will pay amounts becoming due to the BGS-FP Supplier under this Agreement directly to the designated assignee; provided, however, that nothing herein shall enlarge or expand the rights of such designated assignee beyond the rights granted to the BGS-FP Supplier and the right of such designated assignee to receive payments shall be subject to all defenses, offsets and claims of each of the Companies arising under this Agreement. Each of the Companies further agrees that, in the event necessary regulatory approvals to effectuate an assignment have been sought in good faith but that action by the regulatory body is pending, each of the Companies shall accept the performance of the proposed assignee as a Party to this Agreement, as co-obligor with the BGS-FP Supplier proposing to assign its interest, until such approvals are obtained; provided, however, that, in the event the regulatory body declines to grant its approval, the request for approval of the assignment shall be deemed to have been rejected for good reason.

15.4 Governing Law and Venue

Except to the extent that the FPA governs questions, including those concerning the formation, validity, interpretation, execution, amendment, termination and construction of this Agreement, shall be governed by the laws of the State of Illinois, without regard to principles of conflicts of law.

15.5 Headings

The headings and subheadings contained in this Agreement are used solely for convenience and do not constitute a part of the Agreement between the Parties hereunto, nor should they be used to aid in any manner in the construction of this Agreement.

15.6 No Presumption of Construction For or Against Any Party

The Parties have each been represented by counsel of their choosing in connection with entering into this Agreement. Any rule of construction or interpretation requiring this Agreement to be construed or interpreted for or against any Party shall not apply to the construction or interpretation of this Agreement.

15.7 Presumption of LMP Market

This Agreement has been drafted with the presumption that, during the Delivery Period, there will exist a real-time LMP Market encompassing the Delivery Points. In the event such an LMP Market fails to exist during the Delivery Period, the Parties will negotiate in good faith to revise this Agreement in an effort to provide for its effective implementation and application, without altering the balance of risks, rewards, and costs currently set forth in this Agreement.

15.8 Changes in Rules or Tariffs

In the event of a material change during the Term of any rules or tariffs affecting any Parties’ obligations under this Agreement, from the state of such rules or tariffs on the Effective Date, the Parties’ obligations under this Agreement shall change as well in a manner in keeping with the balance of risks, rewards, and costs currently set forth in this Agreement including, above all, the principle that the BGS-FP Supplier bears the risk of changes related to the delivery of BGS-FP Supply to the Delivery Points and each of the Companies bears the risk of changes related to the delivery of BGS-FP Supply from the Delivery Points to BGS-FP Customers. If deemed necessary by any Party, the Parties shall revise this Agreement to reflect such change(s).

15.9 Entire Agreement

This Agreement supersedes all previous representations, understandings, negotiations and agreements either written or oral between the Parties hereto or their representatives with respect to the subject matter and constitutes the entire agreement of the Parties with respect to the subject matter.

15.10 Exhibits

Appendices A through H referred to herein and attached hereto are made a part of this Agreement for all purposes.

15.11 Third Party Beneficiaries

This Agreement is intended solely for the benefit of the Parties. Nothing in this Agreement shall be construed to create any duty, or standard of care with reference to, or any liability to, any person not a Party to this Agreement.

15.12 Successors and Assignees

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assignees of the Parties.

15.13 General Miscellaneous Provisions

(i) This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties, or to impose any partnership or other fiduciary obligation or liability upon any Party. No Party shall have any right, power, or authority to enter into any agreement or undertaking for, or on behalf of, or to act as or be an agent or representative of, or to otherwise bind, any other Party.

(ii) None of the Companies shall be jointly or severally liable to the BGS-FP Supplier.

(iii) Cancellation, expiration or termination, including Early Termination, of this Agreement shall not terminate provisions, rights, liabilities, powers and obligations under or afforded by this Agreement that (a) by their nature or express terms survive such cancellation, expiration or termination or (b) permit, pertain to or concern the exercise or enforcement of rights, powers, obligations or remedies upon the occurrence of an Event of Default or Early Termination, including determination, pursuit and recovery of damages, setoff, and netting, liquidation of and realization on collateral, and indemnification.

(iv) If any provision of this Agreement is held invalid, illegal or unenforceable, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to either Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

(v) Each of the Parties acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms.

(vi) This Agreement is intended by the Parties as a final expression of their agreement.

15.14 Taxes

The BGS-FP Supplier shall pay or cause to be paid all taxes imposed by any government authority (“Governmental Charges”) on or with respect to the BGS-FP Supply arising prior to the Delivery Points. Each of the Companies shall pay or cause to be paid all Governmental Charges on or with respect to the BGS-FP Supply at and from the Delivery Points (other than any taxes, including but not limited to franchise, income, value-added or gross receipts taxes, if any, which are imposed on or related to the sale, at wholesale, of the BGS-FP Supply and are, therefore, the responsibility of the BGS-FP Supplier). In the event the BGS-FP Supplier is required by law or regulation to remit or pay Governmental Charges that are each of the Companies’ responsibility hereunder, each of the Companies shall promptly reimburse the BGS-FP Supplier for such Governmental Charges. If any of the Companies is required by law or regulation to remit or pay Governmental Charges that are the BGS-FP Supplier’s responsibility hereunder, such Company may deduct the amount of any such Governmental Charges from the sums due to the BGS-FP Supplier under Article 9. Nothing shall obligate or cause a Party to pay or be liable to pay any Governmental Charges for which it is exempt under the law. All Parties, upon reasonable request, shall provide the other Parties with copies of any applicable valid tax exemption certificates.

15.15 Registered Agent

The BGS-FP Supplier and any Guarantor shall maintain a registered agent for service of process in the State of Illinois.

15.16 Binding Terms

This Agreement and the rates, terms and conditions herein shall remain in effect for the entire Term and each Party agrees not to seek any change to such rates, terms and conditions pursuant to the Federal Power Act, including any change on the grounds that they are unjust or unreasonable.

15.17 Amendment

This Agreement, including the appendices hereto, cannot be amended without the written agreement of all Parties and the approval of the FERC, if necessary, prior to such amendment becoming effective.

15.18 Counterparts

This Agreement may be executed in counterparts, each of which will be considered an original, but all of which shall constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

ATTEST:

Central Illinois Light Company d/b/a AmerenCILCO

By:	/s/ S A Cisel
Title:	President and COO

Central Illinois Public Service Company d/b/a AmerenCIPS

By:	/s/ S A Cisel
Title:	President and COO

Illinois Power Company d/b/a AmerenIP

By:	/s/ S A Cisel
Title:	President and COO

Dynegy Power Marketing, Inc.

By:	/s/ Stephen A. Furbacher
Title:	President and COO

APPENDIX A TO THE BGS-FP SUPPLIER FORWARD CONTRACT

DYNEGY POWER MARKETING, INC.

Anticipated Delivery Period (as indicated)	Number of Tranches	BGS-FP Supplier Responsibility Share	Final Auction Price
January 1, 2007 through ☐ May 31, 2008	24	22.429896%	64.77

Address for Notice

The address for any notice to the above-referenced BGS-FP Supplier provided pursuant to Sections 6.7 and 15.1 of the BGS-FP Supplier Forward Contract shall be the following:

For Credit Related Issues, Section 6.7:

Name: Ms. Amanda Seaberg

Address: 1000 Louisiana Street, Suite 5800; Houston, TX 77002

Telephone: (713) 767-4989

Fax: (713) 767-8414

E-Mail: amanda.m.seaberg@dynegy.com

For Notices, Section 15.1:

Name: Mrs. Christine Bradshaw

Address: 1000 Louisiana Street, Suite 5800; Houston, TX 77002

Telephone: (713) 767-8579

Fax: (713) 507-6504

E-Mail: tina.bradshaw@dynegy.com

A-1

APPENDIX B TO THE BGS-FP SUPPLIER FORWARD

CONTRACT

SEASONAL PAYMENT FACTOR

The Seasonal Payment Factor is as follows:

Summer Factor: 0.9645

Nonsummer Factor: 1.0135

B-1

APPENDIX C TO THE BGS-FP SUPPLIER FORWARD

CONTRACT

MISO CHARGES FOR WHICH COMPANIES ARE ULTIMATELY

RESPONSIBLE

Schedule 7:	Long-Term Firm and Short-Term Firm Point-To-Point Transmission Service

Schedule 8:	Non-Firm Point-To-Point Transmission Service

Schedule 9:	Network Integration Transmission Service

Schedule 10:	ISO Cost Recovery Adder

Schedule 11:	Wholesale Distribution Service (except to the extent that any such charges specified by the MISO as prior period adjustments to other schedules shall remain the responsibility of the party responsible for such other Schedules during that prior period)

Schedule 12:	Gross Receipts Tax Adder

C-1

APPENDIX D TO THE BGS-FP SUPPLIER FORWARD

CONTRACT

MTM EXPOSURE AMOUNT CALCULATION INFORMATION

Disclaimer: The prices that appear in this Appendix are purely hypothetical and are not based on or derived from any actual source for forward pricing. They are included solely for purposes of illustration.

As set forth in Articles 1 and 6 of this Agreement, the MtM Exposure Amount is an amount calculated each Business Day for the BGS-FP Supplier that reflects the financial exposure to each of the Companies due to fluctuations in market prices for Energy, less any amounts due to the BGS-FP Supplier pursuant to this Agreement for the delivery of BGS-FP Supply.

This Appendix D explains the methodology and data sources that each of the Companies will use to calculate the MtM. MtM refers to the Companies’ financial exposure due to fluctuations in market prices for Energy, while MtM Exposure Amount refers to the financial exposure net of any amount due to the BGS-FP Supplier for BGS-FP Supply already delivered.

If the sum of the MtM Exposure Amounts for all agreements for BGS-FP Supply executed in 2006 between any of the Companies and the BGS-FP Supplier results in a negative number, the MtM Exposure Amount shall be zero.

MTM

The MtM will be calculated for each month of deliveries under this Agreement. The MtM is calculated as the sum of i) changes in On-Peak Forward Market Prices (relative to On-Peak Forward Market Prices on the closing day of the Illinois Auction) multiplied by the on-peak MWh volume assumptions for BGS-FP Load; and ii) changes in estimated Off-Peak Forward Market Prices (relative to estimated Off-Peak Forward Market Prices on the closing day of the Illinois Auction) multiplied by the off-peak MWh volume assumptions for BGS-FP Load. The total MtM that will be used to calculate the MtM Exposure Amount will be equal to the sum of the MtM for each remaining month in the Delivery Period times 1.1. When On-Peak Forward Market Prices are not available for a given month, an estimate of that month’s On-Peak Forward Market Price will be used to establish the MtM.

Change in On-Peak Forward Market Price

On each Business Day during the term of this Agreement, each of the Companies will calculate the change in On-Peak Forward Market Price for each month to be the difference between that day’s “Mark” (the current On-Peak Forward Market Price for that month) and the “Initial Mark” (the On-Peak Forward Market Price for that month as of the closing day of the Illinois Auction.) Initial Marks determined at the close of the Illinois Auction are provided in Table 1. These values are fixed for the term of this Agreement.

Change in Off-Peak Forward Market Price

On each Business Day during the term of this Agreement, each of the Companies will calculate the change in Off-Peak Forward Market Price to be the change in On-Peak Forward Market Price for that month multiplied by the historical off-peak to on-peak price ratio for that month.

The historical off-peak to on-peak price ratios that will be used to calculate the MtM are provided in Table 2. These values are fixed for the term of this Agreement.

Estimated Energy Quantities

On-peak and off-peak energy assumptions used to calculate the MtM are provided in Table 3. These values may be adjusted (but no more frequently than monthly) to reflect the most current changes in BGS-FP energy assumptions.

PRICING SOURCES FOR INITIAL MARKS AND MARKS

Quotes for Standard Power Products in the Over-The-Counter Broker Market

The Companies (or an agent for the Companies) will communicate with at least two and up to four Brokers who actively broker forward power products. The Companies or their agent will obtain bid and ask quotes for forward on-peak (5x16) energy products at the MISO Illinois Hub for each remaining month of the Delivery Period. The Companies may also rely on quotes for standard forward power products at other relevant power trading hubs if it deems there is insufficient liquidity at the MISO Illinois Hub. To the degree other hubs are relied on, an appropriate “basis” may be calculated and applied to reflect locational price differences in the spot and/or forward markets.

Alternative Sources of Price Data

In addition to Broker quotes, the Companies may also rely on alternative sources of price data, should Broker data be insufficient, such as a Published Index or prices for exchange-traded electricity futures contracts.

Definition of an Available Broker Quote

For Broker quotes, both a bid and ask price must be quoted from at least two Brokers for the price to be deemed available.

METHODOLOGY FOR SETTING INITIAL MARKS AND MARKS

Setting the Initial Mark for the On-Peak Forward Market Price

For the months for which the Companies or their agent can obtain Available Broker Quotes, the on-peak Initial Mark will equal the simple average of the bid and ask prices for those months where quotes are available. These “mid-market” prices will further be averaged across Brokers in order to set the Initial Mark. For a given month, the Available Broker Quotes used may be quoted specific to that month or for a multi-month block period containing the given month. If the Companies obtain multiple Available Broker Quotes that contain a given month, the Available Broker Quote for the shortest available period will be used to calculate the Available Broker Quote used to set the Mark for the given month. Thus, if the Companies or their agent are unable to obtain an Available Quote specific to that month, but can “back out” a monthly quote proxy using multi-month block Available Broker Quotes, the “backed out” price method will be utilized.

If the Companies or their agent cannot obtain Available Broker Quotes for certain months, alternative sources of price data will be relied on for setting the Initial Mark for the On-Peak Forward Market Price, to the extent such pricing data is available from the alternative sources.

For months for which Available Broker Quotes cannot be obtained and pricing information is unavailable from alternative sources, each of the Companies will set the on-peak Initial Mark using a methodology that utilizes the best information available to each of the Companies at that time. The Companies will further develop this methodology in consultation with ICC Staff and the Auction Manager, in advance of the Illinois Auction.

Indicative pricing for the Initial Marks utilizing the methodology elaborated above will be provided to the BGS-FP Suppliers at least 14 days prior to the Illinois Auction, and will be updated on each Business Day during the Illinois Auction. ICC Staff will be provided with the indicative pricing for the Initial Marks prior to its release.

Setting the Initial Mark for the Off-Peak Forward Market Price

The Initial Mark for the Off-Peak Forward Market Price will be the Initial Mark for the On-Peak Forward Market Price multiplied by the off-peak to on-peak price ratio for the month from Table 2.

Updating the Mark for the On-Peak Forward Market Price

Each Business Day during the term of this Agreement, each of the Companies will calculate the Mark for On-Peak Forward Market Prices based on the following methodology:

•	For each month, if the Companies or their agent are able to obtain Available Broker Quotes (as defined above), each of the Companies will include such quotes in the calculation of the MtM. For a given month, the Available Broker Quotes used may be quoted specific to that month or for a multi-month block period containing the given month. If the Companies obtain multiple Available Broker Quotes that contain a given month, the Available Broker Quote for the shortest available period will be used to calculate the Available Broker Quote used to set the Mark for the given month. Thus, if the Companies or their agent are unable to obtain an Available Quote specific to that month, but can “back out” a monthly quote proxy using multi-month block Available Broker Quotes, the “backed out” price method will be utilized.

•	If, on a given Business Day, the Companies or their agent are not able to obtain Available Broker Quotes, the Companies will look to alternative sources of price data and will rely on the prices from alternative data sources to update the Mark for the On-Peak Forward Price, if pricing data is available from the alternative sources.

•	If Broker quotes for a given month are not available on a given Business Day (the “Current Business Day”) and pricing data is unavailable from alternative sources for that month, the On-Peak Forward Market Prices for that month will be updated based on the change in On-Peak Forward Market Prices between the prior Business Day and the Current Business Day for those same months in different years during the Delivery Period for which quotes are available for the Current Business Day.

•	If, on a given Business Day, the Company or its agent is not able to obtain an Available Broker Quote for a given calendar month of any year during the Delivery Period, and pricing data from alternative sources for the given calendar month for any year during the Delivery Period is also unavailable, then each of the Companies will set the On-Peak Forward Market Price using a methodology that utilizes the best information available to each of the Companies at that time.

Updating the Mark for the Off-Peak Forward Market Price

As noted above, on each Business Day during the term of this Agreement, the Mark for the Off-Peak Forward Market Price for a given month will be equal to the Mark for the On-Peak Forward Market Price for that month multiplied by the historical off-peak to on-peak price ratio for that month from Table 2.

TIMING OF CALCULATIONS

Illustrative values for Tables 1, 2 and 3 will be provided 14 days prior to the Illinois Auction.

On the closing day of the Illinois Auction, the following parameters will be set:

1. A table of on-peak Initial Marks for each month

2. A table of monthly historical off-peak/on-peak price ratios

3. On-peak energy quantity assumptions *

4. Off-peak energy quantity assumptions *

On each Business Day subsequent to the closing day of the Illinois Auction, the following parameters will be set:

1. On-Peak Forward Market Prices

2. Change in On-Peak Forward Market Prices

3. Change in Off-Peak Forward Market Prices

Each month, the following parameters may, at each of the Companies’ discretion, be updated:

1. On-peak energy quantity assumptions *

2. Off-peak energy quantity assumptions *

*	Please note that the assumed energy values in this table are only intended for use in the calculation of the MtM Exposure Amount.

TABLE 1

Initial Marks ($/MWh)

Delivery
Jan-07	72.25
Feb-07	72.25
Mar-07	63.17
Apr-07	63.17
May-07	54.56
Jun-07	60.86
Jul-07	78.25
Aug-07	78.25
Sep-07	56.72
Oct-07	56.71
Nov-07	56.71
Dec-07	56.71
Jan-08	71.57
Feb-08	71.57
Mar-08	62.88
Apr-08	62.88
May-08	53.98

TABLE 2

Off-Peak to On-Peak Price Ratios

Table 2B: Off-Peak to On-Peak Price Ratios

January	0.6224
February	0.718
March	0.6509
April	0.5461
May	0.5923
June	0.4974
July	0.7221
August	0.5032
September	0.4901
October	0.4832
November	0.6107
December	0.5624

Source: Calculated based on the monthly average historical ratio of Cinergy off-peak to Cinergy on-peak prices. For purposes of this calculation, the actual MISO day-ahead settled Locational Marginal Prices are averaged across on-peak and off-peak time periods.

TABLE 3

On-peak and Off-peak Energy Assumptions*

	BGS-FP
	Peak	Off-Peak
Jan-07	1,119,000	1,052,000
Feb-07	961,000	925,000
Mar-07	1,016,000	953,000
Apr-07	872,000	823,000
May-07	1,019,000	884,000
Jun-07	1,237,000	1,103,000
Jul-07	1,350,000	1,321,000
Aug-07	1,461,000	1,140,000
Sep-07	1,027,000	1,124,000
Oct-07	1,039,000	846,000
Nov-07	944,000	893,000
Dec-07	1,029,000	1,179,000
Jan-08	1,137,000	1,069,000
Feb-08	1,025,000	961,000
Mar-08	986,000	1,011,000
Apr-08	929,000	798,000
May-08	988,000	940,000

*	Please note that these volumes are total volumes for the load categories and are not expressed on a per tranche or per contract basis.

APPENDIX E TO THE BGS-FP SUPPLIER FORWARD

CONTRACT

LETTER OF CREDIT

                        (Date)

Letter of Credit No.

To:

Central Illinois Light Company d/b/a AmerenCILCO, Central

[address]

and/or

Illinois Public Service Company d/b/a AmerenClPS

[address]

and/or

Illinois Power Company d/b/a

AmerenIP]

[address]

Attention:

1.	We hereby establish this Irrevocable Transferable Standby Letter of Credit (this “Letter of Credit”) in your favor in the amount of USD $ (the “Stated Amount”) effective immediately and available to you at sight upon demand at our counters at [location] and expiring at 5:00 PM New York, NY time[1], 365 days after date of issuance (the “Initial Expiration Date”), unless terminated earlier in accordance with the provisions of Paragraph 16 hereof or otherwise extended In accordance with the provisions of Paragraph 15 hereof (the “Extended Expiration Date”; the latest of the Initial Expiration Date and any Extended Expiration Date being referred to herein as the “Expiration Date”).

2.	This Letter of Credit is issued at the request and for the account of (including its successors and assigns, the “Applicant”), and we hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereof, up to the Stated Amount, subject to reduction as provided in Paragraph 9 hereof. This Letter of Credit may be drawn upon an Event of Default under the BGS-FP Supplier Forward Contract(s) between the Applicant and you, dated , 20 .

[1]	If the issuer of the Letter of Credit is located in an area that is not in the Eastern time zone, this time and all other times in this Letter of Credit, and the definition of a Business Day should be adjusted accordingly here and in Paragraphs 3, 6, 11 and 16.

3.	A partial or full drawing hereunder may be made by you on any Business Day on or prior to the Expiration Date by delivering, by no later than 11:00 AM [New York, NY time] on such Business Day to (Bank), (address), (a) a notice executed by you in the form of Annex 1 hereto, appropriately completed and duly signed by your Authorized Officer and (b) your draft in the form of Annex 2 hereto, appropriately completed and duly signed by your Authorized Officer.

4.	Drafts, document(s) and other communications hereunder may be presented or delivered to us by facsimile transmission. Presentation of documents to effect a draw by facsimile must be made to the following facsimile number: , and confirmed by telephone to us at the following number: . In the event of a presentation via facsimile transmission, no mail confirmation is necessary and the facsimile transmission will constitute the operative drawing documents.

5.	We may, but shall not be obligated to, accept any request to issue a substitute Letter of Credit. Such request shall be made pursuant to an Availability Certificate in the form of Annex 3 hereto executed by your Authorized Officer and delivered by you to us for exchange for a new Letter of Credit in the amount set forth in such Availability Certificate, which amount shall not exceed the Stated Amount less any amounts drawn under this Letter of Credit at or before the time of submission of such Availability Certificate, and expiring on the then current Expiration Date. Upon acceptance by us of any such request to issue a substitute Letter of Credit for exchange, the new Letter of Credit shall be issued in the amount as set forth in the Availability Certificate.

6.	We hereby agree to honor a drawing hereunder made in compliance with the terms and provisions of this Letter of Credit by transferring in immediately available funds the amount specified in the draft (or so much thereof as is available hereunder) delivered to us in connection with such drawing to such account at such bank in the United States as you may specify in your draft delivered to us pursuant to Paragraph 3 hereof, by 3:00 PM [New York, NY time] on the date of such drawing, if delivery of the requisite document is made prior to 11:00 AM [New York, NY time] on a Business Day pursuant to Paragraph 3 hereof, but at the opening of business on the first Business Day next succeeding the date of such drawing if delivery of the requisite document is made on or after 11:00 AM [New York, NY time] on any Business Day pursuant to Paragraph 3 hereof.

7.	Drafts drawn hereunder can either be executed jointly by all of the above named beneficiaries or executed separately by any beneficiary. In the event drafts are executed by one beneficiary, such drawings will be considered as a presentation on behalf of all of the named beneficiaries and the amount drawn will be reduced from the amount available under the credit. In any event, any amount drawn hereunder may not exceed the amount stated in the Letter of Credit.

8.	If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you notice not later than the time provided in Paragraph 6 above for honor of a drawing presented to us, that the demand for payment was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we will upon your instructions hold any documents at your disposal or return the same to you. Upon being notified that the demand for payment was not effected in conformity with this Letter of Credit, you may attempt to correct any such non-conforming demand for payment to the extent that you are entitled to do so, provided, however, in such event a conforming demand for payment must be timely made in accordance with the terms of this Letter of Credit.

9.	Partial drawings are permitted hereunder and multiple drawings are permitted hereunder. The amount available for drawing by you under this Letter of Credit shall be automatically reduced to the extent of the amount of any drawings referencing this Letter of Credit paid by us. Presentation of demands for drawings in amounts that exceed the amount available to be drawn hereunder shall not be deemed a failure to comply with the requirements of Paragraph 8 hereof, provided that the amounts payable on any such demand shall thus be limited to the amount then available to be drawn under this Letter of Credit.

10.	Unless otherwise hereafter designated in writing to us by your Authorized Officer, all payments made by us under this Letter of Credit shall be transmitted by wire transfer to you pursuant to the following instructions:

Central Illinois Light Company d/b/a AmerenCILCO

Account No.:

Bank:

Bank’s Address:

ABA Routing No.:

Contact:

Telephone No.:

Central Illinois Public Service Company d/b/a AmerenClPS

Account No.:

Bank:

Bank’s Address:

ABA Routing No.:

Contact:

Telephone No.:

Illinois Power Company d/b/a AmerenIP

Account No.:

Bank:

Bank’s Address:

ABA Routing No.:

Contact:

Telephone No.:

11.	As used herein:

“Authorized Officer” shall mean President, Treasurer, any Vice President or any

Assistant Treasurer.

“Availability Certificate” shall mean a certificate substantially in the form of Annex 3 hereto, appropriately completed and duly signed by your Authorized Officer.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in [New York, New York] and any day on which payments can be effected on the Fedwire system.

12.	This Letter of Credit is assignable and transferable pursuant to an instrument of assignment and transfer in the form of Annex 6 hereto. Each beneficiary may assign and transfer its rights individually, to an entity it identifies to us in such instrument as its assignee, and we hereby consent to such assignment or transfer. Any and all transfer fees, expenses and costs shall be borne by the Applicant. Except as otherwise expressly stated herein, this Letter of Credit may not be amended or modified without consent from us, you, and the Applicant.

13.	This Letter of Credit is subject to and shall be governed by the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590), or any successor publication thereto (the “ISP”), except to the extent that the terms hereof are inconsistent with the provisions of the ISP, in which case the terms of this Letter of Credit shall govern. This Letter of Credit shall, as to matters not governed by the ISP or matters inconsistent with the ISP, be governed and construed in accordance with [New York] law, without regard to principles of conflicts of law.

14.	Rule 3.14(a) of the ISP as it applies to this Letter of Credit is hereby modified to provide as follows: If on the last Business Day for presentation the place for presentation stated in this Letter of Credit is for any reason closed, then the last day for presentation is automatically extended to the day occurring thirty calendar days after the place for presentation re-opens for business. Rule 3.14(b) of the ISP is hereby modified by providing that any alternate place for presentation we may designate pursuant to this rule must be in the United States.

15.	It is a condition of this Letter of Credit that its Expiration Date shall be automatically extended from its Initial Expiration Date, or any Extended Expiration Date, for successive one year periods unless you receive written notice from us at least ninety (90) but not more than one hundred twenty (120) days prior to the then current Expiration Date, sent by Federal Express or other nationally recognized next business day courier or delivery service to you at your address stated above (or such other address an Authorized Officer of your notifies us of in writing) that we elect not to extend this Letter of Credit for such additional one year period.

16.	This Letter of Credit shall terminate on the earliest of the date (a) you have made drawings which exhaust the amounts available to be drawn under this Letter of Credit, (b) we receive from you a Certificate of Cancellation in the form of Annex 4 hereto together with the original of this Letter of Credit returned for cancellation, or (c) unless extended, 5:00 PM [New York, NY time] on the Expiration Date.

17.	We certify that as of the date of issuance of this Letter of Credit our senior unsecured debt is rated “A” or better by Standard & Poor’s Rating Service.

18.	This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, changed, amplified or limited by reference to any document, instrument or agreement referred to herein, except for Annexes 1 through 6 hereto and the notices referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except as set forth above. Except as otherwise expressly stated herein, this Letter of Credit may not be amended or modified by us without the consent of an Authorized Officer of the beneficiary.

19.	In the event of an act of God, riot, civil commotion, insurrection, war, terrorism or by any strikes or lock outs, or any cause beyond our control, that interrupts our business, and causes the place for presentation of this Letter of Credit to be closed for business on the last day of presentation, the Expiration Date shall be automatically extended without amendment to a date thirty (30) calendar days after the place for presentation reopens for business, and we agree to effect payment, if this Letter of Credit is drawn against, otherwise in accordance with its terms, within such thirty (30) calendar day period.

20.	This original Letter of Credit has been delivered to you as beneficiary in accordance with the Applicant’s instructions. Any demands or communications in the form of the attached Annexes (except for Annex 5) or other communications directed to us under this Letter of Credit must be signed by your Authorized Officer.

Very truly yours,
(Issuing Bank)

By:

ANNEX 1 TO LETTER OF CREDIT

DRAWING UNDER LETTER OF CREDIT NO.

                    , 20

To: (Issuing

(Address)

Attention: Standby Letter of Credit Unit

Ladies and Gentlemen:

The undersigned is making a drawing under Your Letter of Credit No.

             (the Letter of Credit) in the amount specified below and hereby certifies to you as follows:

1. Capitalized terms used herein that are not defined herein shall have the meanings ascribed thereto in the Letter of Credit.

2. The undersigned is making a drawing under the Letter of Credit in the amount of USD $             (the “Draw Amount”).

3. An Event of Default has occurred under a BGS-FP Supplier Forward Contract between the Applicant and the undersigned, which entitles the undersigned to draw on the Letter of Credit for the Draw Amount.

4. The undersigned acknowledges that, upon your honoring the drawing herein requested, the amount of the Letter of Credit available for drawing shall be automatically decreased by the amount of this drawing honored by you.

Very truly yours,

Central Illinois Light Company d/b/a AmerenCILCO

By:
Name:
Title:
Date:

Central Illinois Public Service Company d/b/a AmerenClPS

By:
Name:
Title:
Date:

Illinois Power Company d/b/a AmerenIP]

By:
Name:
Title:
Date:

cc:              [Applicant]

ANNEX 2 TO LETTER OF CREDIT

SIGHT DRAFT

Amount: $

Date:             , 20

AT SIGHT, PAY TO THE ORDER OF

[Central Illinois Light Company d/b/a

AmerenCILCO, Central Illinois Public Service

Company d/b/a AmerenCIPS, and Illinois Power

Company d/b/a AmerenlP]

THE SUM OF              U.S. DOLLARS.

Drawn under Irrevocable Letter of Credit No.              of

                                          [identify Issuing Bank] dated             , 200    .

To:                                          [Issuing Bank]

                                                [Address]

Central Illinois Light Company d/b/a AmerenCILCO

By:
Name:
Title:

Central Illinois Public Service Company d/b/a AmerenCIPS

By:
Name:
Title:

Illinois Power Company d/b/a AmerenlP

By:
Name:
Title:

ANNEX 3 TO LETTER OF CREDIT

AVAILABILITY CERTIFICATE

            , 20

To: (Issuing Bank)

(Address)

Attn: Standby Letter of Credit Dept.

[Applicant]

[Address]

Attn:

Re:                                                               [Issuing Bank] Letter of Credit No.                      (the “Letter of Credit”)

Ladies and Gentlemen:

Pursuant to Paragraph 5 of the above-referenced Letter of Credit, the undersigned hereby requests that                                          [Issuing Bank] issue and deliver to us as beneficiary of the above-referenced Letter of Credit, an amendment to it to provide that the amount available for drawing thereunder from the date of the amendment will be in the amount of $              (the “New Amount”), but otherwise the terms of the above-referenced Letter of Credit shall remain unchanged. Please acknowledge your agreement to amend the Letter of Credit to the New Amount by issuing and forwarding the requested amendment of the Letter of Credit in the New Amount to the attention of the undersigned at the address listed below within two Business Days after the first Business Day on which you receive this Request.

Very truly yours,

Central Illinois Light Company d/b/a AmerenCILCO

By:
Name:
Title:
Date:
[Address]

Central Illinois Public Service Company d/b/a AmerenCIPS

By:
Name:
Title:
Date:
[Address]

Illinois Power Company d/b/a AmerenlP

By:
Name:
Title:
Date:
[Address]

ANNEX 4 TO LETTER OF CREDIT

CERTIFICATE OF CANCELLATION

            , 20

To: (Issuing Bank)

(Address)

Attention: Standby Letter of Credit Unit/Your Letter of Credit No.

Ladies and Gentlemen:

The undersigned hereby certifies to you that the above-referenced Letter of Credit may be cancelled without further payment. Attached hereto is the original Letter of Credit, marked cancelled.

Central Illinois Light Company d/b/a AmerenCILCO

By:
Name:
Title:
Date:

Central Illinois Public Service Company d/b/a AmerenCIPS

By:
Name:
Title:
Date:

Illinois Power Company d/b/a AmerenlP

By:
Name:
Title:
Date:
cc:	[Applicant Name]

ANNEX 5 TO LETTER OF CREDIT

NOTICE OF EXTENSION

OF LETTER OF CREDIT NO.

[date]

To:

[Central Illinois Light Company d/b/a AmerenCILCO, Central Illinois Public Service

Company d/b/a AmerenCIPS, and Illinois Power Company d/b/a AmerenlP]

[Address]

Attention:

Re: Our Letter of Credit no              presently in the amount of USD issued for the account of and expiring on             .

We hereby irrevocably agree to extend the expiration date of the above-referenced Letter of Credit no. to expire on (date), which date, for all purposes of the above-referenced Letter of Credit, shall be the Expiration Date of the Letter of Credit from and after the issuance of this Notice of Extension, unless and until we issue a subsequent Notice of Extension extending the Expiration Date to a later date.

Very truly yours,

BANK

By:
Name:
Title:
Date:
cc:
(Applicant Name)

ANNEX 6 TO LETTER OF CREDIT

NOTICE OF ASSIGNMENT AND TRANSFER

OF LETTER OF CREDIT NO.

[date]

To:

Bank

Bank Address

To Whom It May Concern:

Re: Credit Issued by Advice No

For value received, the undersigned beneficiary hereby irrevocably assigns and transfers to:

(Name of Transferee)

(Address)

all rights of the undersigned beneficiary to draw and receive payments under the above-referenced Letter of Credit in its entirety. By this transfer, all rights of the undersigned beneficiary in such Letter of Credit are transferred to the transferee, and the transferee shall have the sole rights as beneficiary thereof, including sole rights relating to any amendments, whether increases or extensions or other amendments and whether now existing or hereafter made. All amendments are to be advised directly to the transferee without necessity of any consent of or notice to the undersigned beneficiary.

The original Letter of Credit is returned herewith, and we ask you to endorse the transfer thereon and forward it directly to the transferee at the address indicated above with your customary notice of transfer or issue a new Letter of Credit in the form of the Letter of Credit naming the transferee as the beneficiary thereof. From and after the transfer of the Letter of Credit, payments under the Letter of Credit shall be made to an account of the transferee in accordance with written instructions you receive from an authorized officer of the transferee. Pursuant to the Letter of Credit and your agreement with the Applicant, your transfer commission and any other expenses that may be incurred by you in conjunction with this transfer are payable by the Applicant.

Very truly yours,

Central Illinois Light Company d/b/a AmerenCILCO

By:
Name:
Title:

Central Illinois Public Service Company d/b/a AmerenCIPS

By:
Name:
Title:

Illinois Power Company d/b/a AmerenIP

By:
Name:

Title:

The above signatures with titles as stated conform to those on file with us and are authorized for the execution of said instruments.

(Name of authenticating bank)

(Authorized signature of authenticating party)

Name:

Title:

APPENDIX F TO THE BGS-FP SUPPLIER FORWARD CONTRACT

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of             , 20    , is made by                                          (the “Guarantor”), a                                  organized and existing under the laws of                                 , in favor of Central Illinois Light Company d/b/a AmerenCILCO, Central Illinois Public Service Company d/b/a AmerenCIPS, and Illinois Power Company d/b/a AmerenIP (each a “Guaranteed Party” and collectively, “Guaranteed Parties”), a corporation organized and existing under the laws of the State of Illinois.

Terms not defined herein shall have the meanings given to them in the BGS-FP Supplier Forward Contract(s) dated             , 20     (as amended, modified or extended from time to time, the “Agreement(s)”), between the Guaranteed Parties and                                         , a                                          organized and existing under the laws of                                  (the “BGS-FP Supplier”). This Guaranty is made by Guarantor in consideration for, and as an inducement for the Guaranteed Parties to enter into, the Agreements with the BGS-FP Supplier. Guarantor, subject to the terms and conditions hereof, hereby unconditionally, irrevocably and absolutely guarantees to the Guaranteed Parties the full and prompt payment and performance when due, subject to any applicable grace period, of all payment obligations of the BGS-FP Supplier to the Guaranteed Parties arising out of the Agreement(s). Without limiting the generality of the foregoing, Guarantor further agrees as follows:

1. The Guarantor, as primary obligor and not merely as surety, hereby irrevocably and unconditionally guarantees the full and prompt payment when due (whether by acceleration or otherwise) of any sums due and payable by the BGS-FP Supplier as a result of an Event of Default under the Agreement(s) (including, without limitation, indemnities, damages, fees and interest thereon, pursuant to the terms of the Agreements). Notwithstanding anything to the contrary herein, the maximum aggregate liability of the Guarantor under this Guaranty shall Option 1 [in no event exceed                                 .] Option 2 [in no event exceed the lesser of [the credit limit amount] or the sum of the Total Exposures Amounts under the Agreement(s).] All such principal, interest, obligations and liabilities, collectively, are the “Guaranteed Obligations”. This Guaranty is a guarantee of payment and not of collection.

2. The Guarantor hereby waives diligence, acceleration, notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives presentment and all demands whatsoever except as noted herein, notice of protest, notice of dishonor or nonpayment of any such liability, suit or taking of other action by any Guaranteed Parties against, and any other notice to, any party liable thereon (including the Guarantor or any other guarantor), filing of claims with a court in the event of the insolvency or bankruptcy of the BGS-FP Supplier, and any right to require a proceeding first against the BGS-FP Supplier.

3. The Guaranteed Parties may, at any time and from time to time, without notice to or consent of the Guarantor, without incurring responsibility to the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions: (a) take or refrain from taking any and all actions with respect to the Guaranteed Obligations, any Document or any person (including the BGS-FP Supplier) that the Guaranteed Parties determine in their sole discretion to be necessary or appropriate; (b) take or refrain from taking any action of any kind in respect of any security for any Guaranteed Obligation(s) or liability of the BGS-FP Supplier to the Guaranteed Parties; or (c) compromise or subordinate any Guaranteed Obligation(s) or liability of the BGS-FP Supplier to the Guaranteed Parties including any security therefor.

4. Subject to the terms and conditions hereof, the obligations of the Guarantor under this Guaranty are absolute, irrevocable and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by: (a) any extension, renewal, settlement, compromise, waiver, consent, discharge or release by the BGS-FP Supplier concerning any provision of the Agreement(s) in respect of any Guaranteed Obligations of the BGS-FP Supplier; (b) the rendering of any judgment against the BGS-FP Supplier or any action to enforce the same;

(c) the existence, or extent of, any release, exchange, surrender, non-perfection or invalidity of any direct or indirect security for any of the Guaranteed Obligations; (d) any modification, amendment, waiver, extension of or supplement to any of the Agreement(s) or the Guaranteed Obligations agreed to from time to time by the BGS-FP Supplier and the Guaranteed Parties; (e) any change in the corporate existence (including its constitution, laws, rules, regulations or powers), structure or ownership of the BGS-FP Supplier or the Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceedings affecting the BGS-FP Supplier or its assets, the Guarantor or any other guarantor of any of the Guaranteed Obligations; (f) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the BGS-FP Supplier, the Guaranteed Parties or any other corporation or person, whether in connection herewith or in connection with any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; (g) the invalidity, irregularity or unenforceability in whole or in part of the Agreement(s) or any Guaranteed Obligations or any instrument evidencing any Guaranteed Obligations or the absence of any action to enforce the same, or any provision of applicable law or regulation purporting to prohibit payment by the BGS-FP Supplier of amounts to be paid by it under the Agreement(s) or any of the Guaranteed Obligations; and (h) except for a failure to comply with any applicable statute of limitations, any other act or omission to act or delay of any kind of the BGS-FP Supplier, any other guarantor, the Guaranteed Parties or any other corporation, entity or person or any other event, occurrence or circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.

5. The Guarantor hereby irrevocably waives (a) any right of reimbursement or contribution, and (b) any right of salvage against the BGS-FP Supplier or any collateral security or guaranty or right of offset held by the Guaranteed Parties therefor.

6. The Guarantor will not exercise any rights, which it may acquire by way of subrogation until all Guaranteed Obligations to the Guaranteed Parties pursuant to the Agreement(s) have been paid in full.

7. Subject to the terms and conditions hereof, this Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. Except for a failure to comply with any applicable statute of limitations, no failure or delay on the part of the Guaranteed Parties in exercising any right, power or privilege hereunder, and no course of dealing between the Guarantor and a Guaranteed Party, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies, which a Guaranteed Party would otherwise have. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of a Guaranteed Party to any other or further action in any circumstances without notice or demand.

8. This Guaranty shall be binding upon the Guarantor and upon its successors and assigns and shall inure to the benefit of and be enforceable by the Guaranteed Parties and their successors and assigns; provided, however, that the Guarantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Guaranteed Parties. The assignment rights of the Guaranteed Parties will be in accordance with any applicable terms of the Agreement(s).

9. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except upon written agreement of the Guaranteed Parties and the Guarantor.

10. The Guarantor’s liability as guarantor shall continue and remain in full force and effect in the event that all or any part of any payment made hereunder or any obligation or liability guaranteed hereunder is recovered (as a fraudulent conveyance, preference or otherwise) rescinded or must otherwise be reinstated or returned due to bankruptcy or insolvency laws or otherwise. If claim is ever made upon the Guaranteed Parties for repayment or recovery of any amount or amounts received from the Guarantor or the BGS-FP Supplier in payment or on account of any of the Guaranteed Obligations and the Guaranteed Parties repay all or part of such amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Guarantor), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon it, notwithstanding any revocation hereof or the cancellation of the Agreement(s) or other instrument evidencing any liability of the Guarantor, and the Guarantor shall be and remain liable to the Guaranteed Parties hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Guaranteed Parties.

11. Subject to Paragraph 10, this Guaranty shall remain in full force and effect until all Guaranteed Obligations have been fully and finally performed, at which point it will expire. The Guarantor may terminate this Guaranty upon thirty (30) days prior written notice to the Guaranteed Parties which termination shall be effective only upon receipt by the Guaranteed Parties of alternative means of security or credit support, as specified in the Agreement(s) and in a form reasonably acceptable to the

Guaranteed Parties. Upon the effectiveness of any such expiration or termination, the Guarantor shall have no further liability under this Guaranty, except with respect to the Guaranteed Obligations arising or created prior to the time the expiration or termination is effective, which Guaranteed Obligations shall remain guaranteed pursuant to the terms of this Guaranty until finally and fully performed.

12. All notices and other communications hereunder shall be made at the addresses by hand delivery, by the next day delivery service effective upon receipt, or by certified mail return receipt requested (effective upon scheduled weekday delivery day) or telefacsimile (effective upon receipt of evidence, including telefacsimile evidence, that telefacsimile was received)

If to the Guarantor:

[To be completed]

If to the Guaranteed Parties:

[To be completed]

13. The Guarantor represents and warrants that: (a) it is duly organized and validly existing under the laws of the jurisdiction in which it was organized and has the power and authority to execute, deliver, and perform this Guaranty; (b) no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over the Guarantor is required on the part of the Guarantor for the execution, delivery and performance of this Guaranty except for those already made or obtained; (c) this Guaranty constitutes a valid and legally binding agreement of the Guarantor, and is enforceable against the Guarantor; (d) the execution, delivery and performance of this Guaranty by the Guarantor have been and remain duly authorized by all necessary corporate or comparable action and do not contravene any provision of its                                  [insert appropriate corporate organizational document, such as Declaration of Trust, Limited Liability Company

Agreement, Articles of Incorporation and by-laws] or any law, regulation or contractual restriction binding on it or its assets; and (e) the Guarantor satisfies the Minimum Rating requirement as defined in the Agreement(s).

14. This Guaranty and the rights and obligations of the BGS-FP Supplier and the Guarantor hereunder shall be construed in accordance with and governed by the laws of the State of Illinois. The Guarantor and Guaranteed Parties jointly and severally agree and irrevocably submit to the exclusive jurisdiction of state and federal courts located in the State of Illinois over any disputes arising or relating to this Guaranty and waive and agree not to assert as a defense any objections to venue or inconvenient forum. The Guarantor and the Guaranteed Parties consent to and grant any such court jurisdiction over the person of such party and over the subject matter of such dispute and agree that summons or other legal process in connection with any such action or proceeding shall be deemed properly and effectively served when sent by certified U.S. mail, return receipt requested, to the address of the other party set forth in Paragraph 12 hereof, or in such other manner as may be permitted by law. The Guarantor and the Guaranteed Parties each hereby irrevocably waives any and all rights to trial by jury with respect to any legal proceeding arising out of or relating to this Guaranty.

15. This writing is the complete and exclusive statement of the terms of this Guaranty and supersedes all prior oral or written representations, understandings, and agreements between the Guaranteed Parties and the Guarantor with respect to subject matter hereof. The Guaranteed Parties and the Guarantor agree that there are no conditions to the full effectiveness of this Guaranty.

16. Every provision of this Guaranty is intended to be severable. If any term or provision hereof is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

17. If the Guarantor is a trust: no trustee of the Guarantor shall be held to any liability whatsoever for any obligation under this Guaranty, and this Guaranty shall not be enforceable against any such trustee in their or its, his or her individual capacities or capacity; and this Guaranty shall be enforceable against the trustees of the Guarantor only as such, and every person, firm, association, trust or corporation having any claim or demand arising under this Guaranty and relating to the Guarantor or any trustee of the Guarantor shall look solely to the trust estate of the Guarantor for the payment or satisfaction thereof.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first written above to be effective as of the earliest effective date of any of the Agreement(s).

[GUARANTOR]

By:
Title:

Accepted and Agreed to:

Central Illinois Light Company d/b/a AmerenCILCO

By:
Title:
(Date)

Central Illinois Public Service Company d/b/a AmerenCIPS

By:
Title:
(Date)

Illinois Power Company d/b/a AmerenIP

By:
Title:
(Date)

APPENDIX G TO THE BGS-FP SUPPLIER FORWARD CONTRACT

COMPANIES’ RETAIL TARIFFS

On January 1, 2007:

(1)	The term BGS-FP Customer means a customer served under:

a.	AmerenCILCO’s Rate 1, Rate 2, Rate 7, Rate 13, Rate 22, or Rate 29;

b.	AmerenCILCO’s Rate 21 that has peak load of less than 1 MW;

c.	AmerenCIPS’ Rate 1, Rate 1l, Rate 2B, Rate 2l, Rate 5l, Rate 6l, Rate 10, Rate 11, Rate 13, Rate SC-1, or Rate SC-2;

d.	AmerenCIPS’ Rate 6T, Rate 9T, or Rate SC-3 that has peak load of less than 1 MW;

e.	AmerenCIPS’ Rate 3l or Rate 4l that has a peak load of at least 1 MW and has agreed to receive power supply from AmerenIP for at least one year;

f.	AmerenIP’s Rate 2, Rate 3, Rate 10, Rate 11, Rate 12, Rate 13, Rate 14, Rate 15, Rate 19, Rate 39, Rate 41, Rate 42, or Rate 45; or

g.	AmerenIP’s Rate SC110-Res that has peak load of less than 1 MW.

(2)	The term BGS-LFP Customer means a customer served under:

a.	AmerenCILCO’s Rate 21 or Rate 32 that has a peak load of at least 1 MW and has agreed to receive power supply from AmerenCILCO for at least one year;

b.	AmerenCIPS’ Rate 3l, Rate 4l, Rate 6T, Rate 7l, Rate 9B, Rate 9T, Rate SC-3, or Rate SC4 that has a peak load of at least 1 MW and has agreed to receive power supply from AmerenCIPS for at least one year; or

c.	AmerenIP’s Rate 8, Rate 21, Rate 22, Rate 24, Rate 26, Rate 35, or Rate SC110-Res that has a peak load of at least 1 MW and has agreed to receive power supply from AmerenIP for at least one year.

d.	An existing special contract entered into between a Company and the customer.

(3)	The term BGS-LRTP Customer means a customer served under:

a.	AmerenCILCO’s Rate 21 or Rate 32 that has a peak load of at least 1 MW and has not agreed to receive power supply from AmerenCILCO for at least one year;

b.	AmerenCIPS’ Rate 3l, Rate 4l, Rate 6T, Rate 7l, Rate 9B, Rate 9T, Rate SC-3, or Rate SC4 that has a peak load of at least 1 MW and has not agreed to receive power supply from AmerenCIPS for at least one year; or

c.	AmerenIP’s Rate 8, Rate 21, Rate 22, Rate 24, Rate 26, Rate 35, or Rate SC110-Res that has a peak load of at least 1 MW and has not agreed to receive power supply from AmerenIP for at least one year.

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From January 2, 2007 through the Termination Date:

(1)	The term BGS-FP Customer means a customer served under:

a.	AmerenCILCO’s Rider BGS or Rider RTP,

b.	AmerenCIPS’ Rider BGS or Rider RTP, or

c.	AmerenIP’s Rider BGS or Rider RTP.

(2)	The term BGS-LFP Customer means a customer served under:

a.	AmerenCILCO’s Rider BGS-L,

b.	AmerenCIPS’ Rider BGS-L, or

c.	AmerenIP’s Rider BGS-L.

d.	An existing special contract entered into between a Company and the customer.

(3)	The term BGS-LRTP Customer means a customer served under:

a.	AmerenCILCO’s Rider RTP-L,

b.	AmerenCIPS’ Rider RTP-L, or

c.	AmerenIP’s Rider RTP-L.

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APPENDIX H TO THE BGS-FP SUPPLIER FORWARD CONTRACT

RENEWABLE ENERGY PORTFOLIO STANDARDS (% of BGS-FP Supply)

	% of Energy	% of Capacity
Jan 1– Dec 31, 2007	0%	0%
Jan 1– Dec 31, 2008	0%	0%
Jan 1– Dec 31, 2009	0%	0%
Jan 1– May 31, 2010	0%	0%

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